Exhibit 10.1

LOAN AGREEMENT
BY AND BETWEEN
REGIONS BANK
AND
TORCH OFFSHORE, INC.

This Loan Agreement (the “Agreement”) is entered into on this 19th day of July, 2002, by and between Regions Bank (“Bank”) and Torch Offshore, Inc. (“Borrower”).

I.    Definitions

1.01    In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

“Account Debtor” shall mean the person or entity obligated upon a Receivable.

“Acquisition” shall mean the purchase or other acquisition by Borrower or any Subsidiary, after the date hereof, of (i) the stock or other equity interest (in whole or in part) in any entity, which, after such Acquisition will be a Subsidiary and will be primarily engaged in the Company Business or (ii) all or substantially all of the assets of any entity which will be used in the Company Business.

“Acquisition Borrowing Base” shall mean, as of the date of determination thereof, an amount equal to the lesser of (a) $25,000,000.00 minus the aggregate original principal amount of the Term Loans or (b) seventy (70%) percent of the fair market value of the Vessels as reflected by the most recent surveys of the Vessels directed and delivered to Bank by surveyor(s) acceptable to Bank.

“Acquisition Line of Credit” shall mean the credit facility made available by Bank to Borrower pursuant to Section 2.02.

“Acquisition Line of Credit Loan” shall mean a Loan made by the Bank to Borrower pursuant to the Acquisition Line of Credit.

“Acquisition Line of Credit Note” shall have the meaning ascribed thereto in Section 2.02(a).

“Acquisition Line of Credit Period” shall mean the period commencing on the date hereof and ending on July 19, 2003, which period shall be renewed annually for additional one year periods with the last renewal period to commence on July 19, 2006 and end on July 19, 2007.

“Advance” shall mean a disbursement of a Loan in accordance herewith.

“Applicable Margin” shall mean, the rate of interest per annum shown in the applicable column below:

	Level I	Level II	Level III

Consolidated Leverage Ratio	≤1.00	>1.00 ≤1.50	>1.50

Applicable Margin for LIBOR Rate Loans	1.75%	2.00%	2.25%

Origination Fee	.150%	.200%	.250%

Unused Fee	.200%	.250%	.250%

The Applicable Margin shall commence at Level I and shall be adjusted on the first day of each March, June, September and December (or, if such day is not a Business Day, on the next succeeding Business Day), based on the Consolidated Leverage Ratio as of the end of the immediately preceding fiscal quarter. If Borrower should fail to deliver the certificate required by Section 5.02(a)(vi) hereof within the time period set forth in Section 5.02(a)(vi), then, until Borrower shall have provided such certificate, it shall be presumed that the Consolidated Leverage Ratio as of the end of the immediately preceding fiscal quarter was greater than 1.5 (and, from the date of the delivery of such certificate, the Applicable Margin shall be determined by reference to such certificate).

“Borrower’s Agent” shall mean any one of Lyle Stockstill or William Blackwell or any other person subsequently authorized by a corporate resolution, duly authorized and adopted by the board of directors of Borrower in form acceptable to Bank. Until Borrower notifies Bank in writing of the withdrawal of Borrower’s Agent’s rights and powers, Bank shall be able to rely conclusively upon Borrower’s Agent’s right to borrow and incur Loans on behalf of Borrower.

“Business Day” shall mean any day except a Saturday, Sunday, or legal holiday observed by Bank on which dealings in U.S. Dollars are carried on in the London interbank market.

“Capitalized Lease Obligations” shall mean, with respect to any Person, obligations of such Person with respect to leases which, in accordance with GAAP, are required to be capitalized on the financial statements of such Person.

“Change in Control” shall mean (i) an event or series of events as a result of which any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) (excluding Borrower or any wholly owned Subsidiary thereof) is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) of more than 30% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors, managers or trustees, as applicable, of Borrower or any successor entity (“Voting Stock”), (ii) the completion of any consolidation with or merger of Borrower into any other Person, or sale, conveyance, transfer or lease by Borrower of all or substantially all of its assets to any Person, or any merger of any other Person into Borrower in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding common stock of Borrower is changed or exchanged as a result, unless the stockholders of the Borrower immediately before such transaction own, directly or indirectly, immediately following such transaction, at least 70% of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) the occurrence of any event whereby less than a majority of the members of the Board of Directors shall be persons who either (a) were serving as directors on the date of this

Agreement or (b) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (a) or this clause (b).

“Collateral” shall mean the property mortgaged or encumbered by the Loan Documents.

“Company Business” shall mean (i) the offshore pipeline installation and sub-sea construction for the oil and gas industry and (ii) any other activities ancillary to the foregoing.

“Consolidated Current Ratio” shall mean, as of any date for which its is being determined, the ratio of (a) current assets of Borrower and its Subsidiaries as of such date, as determined on a consolidated basis in accordance with GAAP, to (b) current liabilities of Borrower and its Subsidiaries as of such date, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Debt Service Coverage Ratio” shall mean, as of any date for which it is being determined, the ratio of (a) Consolidated Net Income for the immediately preceding four (4) fiscal quarters (including any fiscal quarter ending on such date of determination) plus all depreciation and amortization expenses and all other non-cash items of Borrower and its Subsidiaries during the immediately preceding four (4) fiscal quarters (including any fiscal quarter ending on such date of determination) to the extent included in the computation of Net Income, minus all cash dividends made by Borrower or any Subsidiary which is not wholly owed by Borrower during the immediately preceding four (4) fiscal quarters (including any fiscal quarter ending on such date), to (b) Consolidated Scheduled Principal Payments for the immediately preceding four (4) fiscal quarters (including any fiscal quarter ending on such date) plus the principal portion of Capitalized Lease Obligations payable by Borrower and its Subsidiaries in respect of the immediately preceding four (4) fiscal quarters (including any fiscal quarter ending on such date), determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” shall mean, as of the date of any determination thereof, all Indebtedness of Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, as of any date for which it is being determined, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated Tangible Net Worth as of such date.

“Consolidated Net Income” shall mean, for the period in question, the after-tax net income or loss of Borrower and its Subsidiaries during such period, but excluding in any event the following to the extent included in the computation of net income: (i) any gains or losses resulting from any reappraisal, revaluation or write-up or write-down of assets; (ii) any equity of Borrower or any Subsidiary in the undistributed earnings of any corporation which is not a Subsidiary and is accounted for on the equity method; (iii) gains or losses from the acquisition or disposition of Investments; (iv) gains from the retirement or extinguishment of any Indebtedness; (v) gains on collections from insurance policies or settlements (net of premiums paid or other expenses incurred with respect to such gains during the fiscal period in which the gain occurs, to the extent such premiums or other expenses are not already reflected in Consolidated Net Income for such period); (vi) any gains or losses during such period from any change in accounting principles, from any discontinued operations or the disposition thereof or from any prior period adjustments; and (vii) any extraordinary gains or losses; all determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” shall mean at a particular date, the excess, if any, of (a) all amounts which would be included under shareholders’ equity on a consolidated balance sheet of Borrower and its Subsidiaries as of such date, determined on a consolidated basis as determined in accordance with

GAAP (including, without limitation, capital stock, additional paid-in-capital and retained earnings) minus (b) the sum of (i) all Indebtedness due to Borrower and its Subsidiaries as of such date from any officer, shareholder or affiliate (other than a Subsidiary) of Borrower or any Subsidiary plus (ii) all assets of Borrower and its Subsidiaries as of such date, determined on a consolidated basis as determined in accordance with GAAP, that would be classified as intangible assets in accordance with GAAP, but in any event including, without limitation, the following intangible assets: unamortized organization and reorganization expense, patents, trade or service marks, franchises, trade names and goodwill; all determined on a consolidated basis in accordance with GAAP.

“Consolidated Scheduled Principal Payments” shall mean, for the period in question, without duplication, all scheduled principal payments of Borrower and its Subsidiaries on Indebtedness for the applicable period, all determined on a consolidated basis as determined in accordance with GAAP; provided that any balloon principal payment on Indebtedness of Borrower and its Subsidiaries which is extended to a maturity date beyond the applicable period shall not be included in the calculation of Consolidated Scheduled Principal Payments.

“Continuing Guaranty” shall mean a Continuing Guarantee substantially in the form of Exhibit E executed now or at any time hereafter by a Subsidiary and delivered to Bank, as the same may be amended, supplemented or otherwise modified from time to time.

“Default” shall mean the occurrence of any event or condition specified in Section VII hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

“Eligible Receivables” shall mean all Receivables of Borrower and its Subsidiaries that are acceptable and approved by Bank from time to time as Receivables eligible to be used as a basis for an Advance under the Receivables Line of Credit. Without limiting Bank’s discretion to deem a Receivable unacceptable, the following shall be ineligible to be used as a basis for an Advance:

(i) Receivables that are not encumbered by a first priority perfected security interest granted in favor of Bank, where first priority perfection is confirmed by evidence or opinions acceptable to Bank;

(ii) Receivables that are not free and clear of all Liens other than Permitted Liens;

(iii) Receivables that have not been paid in full within (90) days from the invoice date;

(iv) Receivables of any Account Debtor (including all subsidiaries and affiliates of an Account Debtor) with more than twenty-five percent (25%) aggregate Receivables owed being due and payable for more than ninety (90) days from the invoice date, unless Bank, upon request of Borrower and in its sole discretion, agrees to allow inclusion of the Receivables from any particular Account Debtor for a particular month as Eligible Receivables;

(v) Receivables of any single Account Debtor (including all subsidiaries and affiliates of an Account Debtor) in excess of $2,500,000.00, unless Bank, upon request of Borrower and in its sole discretion, agrees to allow inclusion of the excess Receivables (or a portion thereof) from any such Account Debtor for a particular month as Eligible Receivables;

(vi) Receivables with respect to which the Account Debtor is partner, shareholder, member, director, officer, employee, or agent of Borrower or any Subsidiary;

(vii) Receivables with respect to which the Account Debtor is a subsidiary of, or affiliated with or related to Borrower or any Subsidiary;

(viii) Receivables with respect to which goods are placed on consignment, guaranteed sale, or other terms pursuant to which the payment by the Account Debtor may be conditional;

(ix) Receivables with respect to which the Account Debtor does not maintain its chief executive office in the United States of America or is not organized under the laws of the United States of America, except to the extent such Receivables are supported by letters of credit satisfactory to Bank which letters of credit are subject to a first security interest in favor of Bank; provided that, Receivables due from Oceanografia, S.A. not exceeding $1,000,000.00 in the aggregate at any one time outstanding will not be considered ineligible solely because such Account Debtor is a foreign company unless Bank notifies Borrower to the contrary;

(x) Receivables with respect to which Borrower or any Subsidiary owes or will owe any obligation to the Account Debtor of such account;

(xi) Receivables which are subject to dispute, counterclaim, or setoff;

(xii) Receivables with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor or Receivables with respect to progress billings;

(xiii) Receivables which Bank, in its discretion, using reasonable credit judgment, deems to be ineligible for any reason;

(xiv) Receivables due from the United States of America or any agency thereof unless proper notices of assignment have been executed, delivered and acknowledged in accordance with the Assignment of Claims Act of 1940, as amended, 31 U.S.C. 3727, 41 C.F.R. 15, and as may be required by Bank;

(xv) Receivables arising out of bonded contracts or those subject to “super priority” liens under the U.S. Bankruptcy Code;

(xvi) Receivables arising from retainage(s) against billing(s);

(xvii) Receivables with respect to which Borrower or any Subsidiary has not forwarded the invoice to the Account Debtor;

(xviii) Receivables with respect to which Borrower or any Subsidiary has extended the time for payment without the consent of Bank; and

(xix) Receivables with respect to which the time for payment is more than thirty (30) days after the invoice date.

“GAAP” shall mean generally accepted accounting principles at the time in the United States.

“Indebtedness” shall mean, with respect to any Person, without duplication, the sum of (a) all indebtedness, liabilities and obligations of such Person, but in any event including, without limitation, all

(i) obligations of such Person for borrowed money or for the deferred purchase price of Property or services (including, without limitation, all notes payable and all obligations evidenced by bonds, debentures, notes or other similar instruments), (ii) obligations secured by any Lien on, or payable out of the proceeds of production from, any Property or assets owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (iii) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person, (iv) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (v) Capitalized Lease Obligations of such Person, (vi) all accounts payables of such Person, (vii) all indebtedness, liabilities and obligations of such Person under guarantees, and (viii) all obligations of such Person, contingent or otherwise, relative to the face amount of letters of credit (as may be reduced pursuant to their terms), whether or not drawn plus (b) all unfunded but available lines of credit.

“Investment” shall mean any investment by Borrower or any Subsidiary in any Person, whether payment therefor is made in cash or capital stock of Borrower or any Subsidiary, and whether such investment is by acquisition of stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business, guarantee or otherwise becoming liable (contingently or otherwise) in respect of the Indebtedness of any Person, or otherwise.

“Letter of Credit” shall have the meaning ascribed thereto in Section 4.01.

“Letter of Credit Application and Agreement” shall have the meaning ascribed thereto in Section 4.03.

“LIBOR Base Rate” shall mean the London interbank offered rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) for deposits in U.S. dollars for a period equal to one (1) month, as recorded by the Dow Jones Telerate Service (or such other service used by Bank as an information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. Dollar Deposits) as of 9:00 a.m. (New Orleans time) or, if such rate can not be so determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to Bank as of the opening of business of Bank or as soon thereafter as practicable by two (2) or more major banks in the London interbank market selected by Bank for a period equal to one (1) month and in an amount equal or comparable to the principal amount due on Loans. The LIBOR Base Rate shall be adjusted monthly on the last day of each month (or, if such day is not a Business Day, on the next succeeding Business Day).

“LIBOR Rate” shall mean the LIBOR Base Rate plus the Applicable Margin for LIBOR Rate Loans.

“Lien” shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lien, judgment, garnishment, seizure, tax lien or levy (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, or any capitalized lease, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loans” shall mean the Receivables Line of Credit Loans, the Acquisition Line of Credit Loans and the Term Loans, with each being a Loan, and shall include all principal, interest, attorney’s fees and costs owed thereon.

“Loan Documents” shall mean this Agreement, the Notes, the Preferred Ship Mortgages, the Security Agreements, the Continuing Guarantees, the Subsidiary Pledge Documents, the Letter of Credit Application and Agreements and all other documents evidencing or securing any of the Secured Obligations.

“Material Adverse Effect” shall mean a material adverse effect on the properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole.

“Notes” shall mean the Receivables Line of Credit Note, the Acquisition Line of Credit Note and the Term Notes.

“Permitted Acquisition” shall mean an Acquisition which will not cause a Default.

“Permitted Liens” shall mean (i) pledges or deposits by Borrower or any Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of Borrower or any Subsidiary) or leases (other than capitalized leases) to which Borrower or any Subsidiary is a party, or deposits to secure statutory obligations of Borrower or any Subsidiary or deposits of cash or U.S. Government Bonds to secure surety or appeal bonds to which Borrower or any Subsidiary is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) Liens imposed by law, such as vendors’, carriers’, warehousemen’s, materialmen’s and mechanics’ liens, incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of Borrower or any Subsidiary; (iii) Liens for taxes not yet delinquent and Liens for taxes the payment of which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of Borrower or a Subsidiary and with respect to which payment is not required by Section 5.02(d); and (iv) Liens in favor of Bank.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or any other form of entity.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Preferred Ship Mortgages” shall have the meaning ascribed thereto in Section 3.09(a).

“Prime Rate” shall mean the interest rate per annum announced from time to time by Citibank, N.A. at its main office in New York as its “prime rate” on commercial loans (which rate shall fluctuate as and when said prime rate shall change).

“Receivable” shall mean any right to payment owing to Borrower or any Subsidiary for goods sold by or services rendered by Borrower or any Subsidiary or arising out of any license granted by Borrower or any Subsidiary.

“Receivables Borrowing Base” shall mean, as of the date of determination thereof, an amount equal to the lesser of (a) $10,000,000.00 or (b) eighty-five (85%) percent of the base amounts owed on all Eligible Receivables as of such date.

“Receivables Line of Credit” shall mean the credit facility made available by Bank to Borrower pursuant to Section 2.01(a).

“Receivables Line of Credit Note” shall have the meaning ascribed thereto in Section 2.01(a).

“Receivables Line of Credit Loan” shall mean a Loan made by the Bank to Borrower pursuant to the Receivables Line of Credit.

“Receivables Line of Credit Period” shall mean the period commencing on the date hereof and ending on July 1, 2004.

“Restricted Investment” shall mean any Investment, or any expenditure or any incurrence of any liability to make any expenditure for an Investment, other than:

(a) Guarantees, loans or advances by Borrower or a Subsidiary to any Subsidiary;

(b) Guarantees, loans or advances by any Subsidiary to Borrower which are subordinated in writing to the payment of the Secured Obligations in form and substance satisfactory to Bank;

(c) Direct obligations of the United States of America or any instrumentality or agency thereof, the payment of which is unconditionally guaranteed by the United States of America or any instrumentality or agency thereof (all of which Investments must mature within twelve (12) months from the time of acquisition thereof);

(d) Negotiable certificates of deposit or negotiable bankers acceptances issued by (i) Bank or (ii) any other bank or trust company organized under the laws of the United States of America or any state thereof, which bank or trust company (other than Bank to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and is rated B or better by Thompson Bank Watch Service (all of which Investments must mature within twelve (12) months from the time of acquisition thereof);

(e) Repurchase agreements providing for the purchase of securities of a type described in clause (c) of this definition of Restricted Investment having a value of not less than 100% of the amount owed by the counter party to such agreement, issued by (i) Bank or (ii) any other bank or trust company organized under the laws of the United States or any state thereof, which bank or trust company (other than Bank to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and is rated B or better by Thompson Bank Watch Service (all of which Investments must mature within twelve (12) months from the time of acquisition thereof); and

(f) The Subsidiaries of Borrower as of the effective date hereof and Subsidiaries of Borrower formed after the date hereof pursuant to Section 5.01(l) so long as Borrower and each Subsidiary have executed the Loan Documents required by Section 3.09(e).

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit D(1) executed now or at any time hereafter by Borrower or a Security Agreement substantially in the form of Exhibit D(2) executed now or at any time hereafter by a Subsidiary and delivered to Bank, as the same may be amended, supplemented or otherwise modified from time to time.

“Secured Obligations” shall mean the Loans and all obligations, indebtedness and liabilities of every kind, nature and character of Borrower to Bank, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, together with all interest, attorneys’ fees, expenses of collection and costs, and further including, without limitation, obligations to Bank on any promissory notes, overdrafts, endorsements, security documents, continuing guaranties and this Agreement.

“Stated Amount” of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder.

“Subsidiary” shall mean (a) any corporation of which more than fifty percent (50%) of the issued and outstanding capital stock entitled to vote for the election of directors (other than by reason of default in the payment of dividends) is at the time owned directly or indirectly by Borrower and/or any one or more Subsidiaries, or (b) any partnership, limited liability company, business trust, or any other similar entity of which more than fifty percent (50%) of the voting interests is at the time owned directly or indirectly by Borrower and/or any one or more Subsidiaries, and specifically including, but not limited to Persons listed on Schedule 5.01(l).

“Subsidiary Pledge Documents” shall mean, with respect to each Subsidiary, the following documents: (a) a security agreement in form and substance required by Bank granting Bank a pledge of and a security interest in all of the common stock, membership interest, partnership interest or other equity interest in such Subsidiary owned directly or indirectly by Borrower and/or any one or more Subsidiaries, (b) executed stock powers covering all of the common stock of such Subsidiary owned directly or indirectly by Borrower and/or any one or more Subsidiaries, (c) such opinions of counsel for Borrower and/or any Subsidiaries as Bank may reasonably require, and (d) such financing statements, resolutions, certificates, approvals, documents and instruments as Bank may reasonably require.

“Term Loan” shall have the meaning ascribed to such term in Section 2.02(c).

“Term Note” shall have the meaning ascribed to such term in Section 2.02(c).

“Tier 1 Advance” shall mean any Advance under the Acquisition Line of Credit such that, after giving effect to such Advance, the then aggregate outstanding principal amount of the Acquisition Line of Credit Loans plus the aggregate original principal amount of the Term Loans is less than or equal to $15,000,000.00.

“Tier 2 Advance” shall mean any Advance under the Acquisition Line of Credit which does not constitute a Tier 1 Advance.

“Vessels” shall mean the following described vessels: MIDNIGHT CARRIER, Official Number 1208 (Vanuatu registered vessel); MIDNIGHT BRAVE, Official Number 529263; MIDNIGHT FOX, Official Number 1065954; MIDNIGHT DANCER, Official Number 586595; MIDNIGHT RIDER, Official Number 1035377; and MIDNIGHT STAR, Official Number 398 (Vanuatu registered vessel).

1.02    Other Definitional Provisions.

(a)    All terms defined in this Agreement shall have the defined meanings when used in any certificates or other document made or delivered pursuant hereto unless the context shall otherwise require.

(b)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)    Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(d)    Except as otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes accompanied by a concurrence from Borrower’s independent certified public accountants) with the most recent audited financial statements of Borrower delivered to the Bank.

II.    Loans To Borrower

2.01    (a)    Receivables Line of Credit.    Subject to the due and faithful performance of the terms and conditions of this Agreement and in any instrument or agreement executed contemporaneous herewith or as a consequence hereof and in accordance with the terms and conditions of this Agreement, Bank may, in its discretion, make loans to Borrower from time to time during the Receivables Line of Credit Period provided that the aggregate outstanding principal amount of such loans plus the Stated Amount of all outstanding Letters of Credit shall not at any one time exceed the Receivables Borrowing Base. Each Receivables Line of Credit Loan shall bear interest on the outstanding principal amount thereof at the rate equal to the LIBOR Rate and shall be payable interest only monthly in arrears on the last day of each month (or the immediate subsequent Business Day if any such last day is not a Business Day) commencing on August 31, 2002, with the balance of all outstanding principal and interest being due and payable on the expiration of the Receivables Line of Credit Period. Interest on the outstanding principal owed on the Loans will be computed and assessed on the basis of the actual number of days elapsed over a year composed of 360 days. The obligation of the Borrower to repay the Receivables Line of Credit Loans shall be evidenced by a promissory note made payable to the order of Bank in the principal sum of $10,000,000.00, a copy of which is attached hereto as Exhibit A (as the same may from time to time be amended, modified extended or renewed, the “Receivables Line of Credit Note”).

(b)    Loans and Letters of Credit Shall Never Exceed Borrowing Base.    The aggregate outstanding principal amount of the Receivables Line of Credit Loans plus the Stated Amount of all outstanding Letters of Credit shall not at any one time exceed the Receivables Borrowing Base. To the extent that the aggregate outstanding principal amount of the Receivables Line of Credit Loans plus the Stated Amount of all outstanding Letters of Credit exceed, at any one time, the Receivables Borrowing Base, Borrower shall, within ten (10) days of written notice from Bank, pay such excess amounts to Bank as a payment on the Receivables Line of Credit Loans.

(c)    Default Interest Rate.    Notwithstanding any provisions of this Agreement to the contrary, any overdue principal of and, to the extent permitted by law, overdue interest on, any Receivables Line of Credit Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to twelve percent (12%).

(d)    Use of Proceeds.    The Borrower shall use the proceeds of the Receivables Line of Credit for working capital and for the purpose of making loans to Subsidiaries for such purpose.

2.02    (a)    Acquisition Line of Credit.    Subject to the due and faithful performance of the terms and conditions of this Agreement and in any instrument or agreement executed contemporaneous herewith or as a consequence hereof and in accordance with the terms and conditions of this Agreement, Bank may, in its discretion, make loans to Borrower from time to time during the Acquisition Line of Credit Period provided that (i) the aggregate outstanding principal amount of such loans shall not at any one time exceed the Acquisition Borrowing Base and (ii) no Tier 2 Advance shall be made unless (A) as of such date, after giving effect to such Advance, the Consolidated Leverage Ratio will be less than or equal to 1.0 and (B) if the proceeds of the Tier 2 Advance will be used to make a Permitted Acquisition, such Acquisition is approved by Bank, in its sole discretion. Each Acquisition Line of Credit Loan shall bear interest on the outstanding principal amount thereof at the rate equal to the LIBOR Rate and shall be payable interest only monthly in arrears on the last day of each month (or the immediate subsequent Business Day if any such last day is not a Business Day) commencing on August 31, 2002, with the balance of all outstanding principal and interest being due and payable on the expiration of the Acquisition Line of Credit Period. Interest on the outstanding principal owed on the Loans will be computed and assessed on the basis of the actual number of days elapsed over a year composed of 360 days. The obligation of the Borrower to repay the Acquisition Line of Credit Loans shall be evidenced by a promissory note substantially in the form of Exhibit B annexed hereto (as the same may from time to time be amended, modified extended or renewed, the “Acquisition Line of Credit Note”).

(b)    Loans Shall Never Exceed Borrowing Base.    The aggregate outstanding principal amount of the Acquisition Line of Credit Loans shall not at any one time exceed the Acquisition Borrowing Base. To the extent that the aggregate outstanding principal amount of the Acquisition Line of Credit Loans exceed, at any one time, the Acquisition Borrowing Base, Borrower shall, within ten (10) days of written notice from Bank, pay such excess amounts to Bank as a payment on the Acquisition Line of Credit Loans.

(c)    Term Loans.    On each anniversary date of this Agreement (other than the last anniversary date), the aggregate outstanding principal amount of the Acquisition Line of Credit Loans as of such date will be converted to a term loan (each being a “Term Loan”) upon the following terms: (a) such Term Loan will bear interest at the rate set forth in Section 2.01(a), (b) interest on such Term Loan shall be payable monthly in arrears on the last day of each month, (c) principal on such Term Loan shall be payable in equal quarterly payments based on an amortization period ending on July 19, 2007, (d) the entire unpaid balance of principal and interest on such Term Loan shall be payable on July 19, 2007, and (e) such Term Loan shall be represented by a promissory note in favor of Bank in substantially the same form as Exhibit C annexed hereto (as the same may from time to time be amended, modified extended or renewed, a “Term Note”) .

(d)    Default Interest Rate.    Notwithstanding any provisions of this Agreement to the contrary, any overdue principal of and, to the extent permitted by law, overdue interest on, any Acquisition Line of Credit Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to twelve percent (12%).

(e)    Use of Proceeds.    The Borrower shall use the proceeds of the Acquisition Line of Credit for Permitted Acquisitions and the purchase of equipment and for the purpose of making loans to Subsidiaries for such purposes.

III.     Provisions Applicable to all Loans

3.01    Advance Request.    Upon the terms and subject to the conditions hereof, Borrower may request an Advance under the Acquisition Line of Credit or the Receivables Line of Credit during a Business Day between the hours of 9:00 a.m. and 2:00 p.m. (New Orleans time). If Bank receives the Borrower’s proper request for an Advance by no later than 2:00 p.m. (New Orleans time), then Bank shall make the Advance in accordance herewith on the same Business Day. If Bank receives the Borrower’s proper request for an Advance later than 2:00 p.m. (New Orleans time), then Bank shall make the Advance in accordance herewith on the next Business Day. Each request for an Advance shall be made either by telephone calls to Bank or in writing, by delivering to Bank by mail, hand-delivery, or facsimile a request (i) specifying the amount to be borrowed, (ii) specifying the date the funds will be advanced and (iii) complying with the requirements of this Section. Bank shall have the right to verify the telephone requests by calling the person who made the request at the telephone number identified by the Borrower. If the Advance request is by telephone, the Borrower will confirm said request in writing within two (2) Business Days. All such Advance requests shall be made by the Borrower’s Agent. Borrower agrees that only its duly authorized Borrower’s Agent shall make an Advance request.

3.02    Credit Advice.    All Advances shall be credited to a demand deposit account maintained by the Borrower with Bank. After the borrowing of any Advance in accordance with this Agreement, Bank will mail to the Borrower an advice showing the amount of the Advance and the amount of funds credited into the Borrower’s account. Bank’s failure to mail the credit advice shall not alter the Borrower’s obligation to repay the Loans or make the Bank liable to the Borrower for failure to mail the credit advice.

3.03    Internal Records Shall Control.    The principal amount shown on the face of the Notes evidencing the Loans evidences the maximum aggregate principal amount that may be outstanding from time to time under the Loans. The Borrower agrees that the internal records of Bank shall constitute for all purposes prima facie evidence of (i) the amount of principal and interest owing on the Loans from time to time, (ii) the amount of each Advance or Loan made to the Borrower and (iii) the amount of each principal and interest payment received by Bank on the Loans.

3.04    Reliance on Communications.    Borrower hereby authorizes Bank to rely on telephonic, telegraphic, telecopy, telex or written or oral instructions believed by Bank in good faith to have been sent, delivered or given by Borrower’s Agent with respect to any request to make a Loan or a repayment hereunder, and on any signature which Bank in good faith believes to be genuine.

3.05    Prepayment.    Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part without penalty by paying all or a portion of the unpaid principal balance of the Loans, as applicable, plus accrued interest through the date of prepayment.

3.06    Changes in or Illegality with Respect to LIBOR Rate.    In the event that Bank shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(a)    at any time, that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Base Rate;

(b)    at any time, that Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the Loans because of any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (i) a change in the basis of taxation of payment to Bank of the principal or interest on the Loans accruing interest based upon the LIBOR Rate (except for changes in the rate of tax on, or determined by reference to, the net income or profits of Bank) or (ii) a change in official reserve requirements; or

(c)    at any time, that the making or continuance of a loan accruing interest based upon the LIBOR Rate has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by Bank in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market;

then, and in any such event, Bank shall promptly give notice (by telephone confirmed in writing) to Borrower. Thereafter (i) in case of clause (a) or (c) above, Borrower agrees that interest on the Loans shall accrue, and Borrower agrees to pay interest, at a rate equal to the Prime Rate plus 50 basis points until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist and (ii) in the case of clause (b) above, Borrower agrees to pay to Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as agreed to by Bank and Borrower) as shall be required to compensate Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to Bank, showing the basis for the calculation thereof, submitted to Borrower by Bank in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto). Bank agrees that if it gives notice to Borrower of any of the events described in clause (a), (b) or (c) above, it shall promptly notify Borrower if such event ceases to exist.

3.07    Unused Fee.    Borrower shall pay to Bank, in arrears, on the first day of each March, June, September and December (or, if such day is not a Business Day, on the next succeeding Business Day) and on the last day of the Receivables Line of Credit Period and the Acquisition Line of Credit Period, as applicable, a commitment fee (the “Unused Fee”) equal to: (i) one fourth (1/4) of the rate per annum set forth in the column labeled “Unused Fee” in the definition of “Applicable Margin” that corresponds to Borrower’s Consolidated Leverage Ratio as of the end of the immediately preceding fiscal quarter multiplied by (ii) the sum of (A) the unused Receivables Line of Credit during the preceding fiscal quarter, or portion thereof, which unused Receivables Line of Credit shall be arrived at by dividing the sum of the unused Receivables Line of Credit for each day of that quarter as of the close of each day, by the number of days in that quarter (or portion thereof) plus (B) the unused Acquisition Line of Credit during the immediately preceding fiscal quarter, or portion thereof, which unused Acquisition Line of Credit shall be arrived at by dividing the sum of the unused Acquisition Line of Credit for each day of that quarter as of the close of each day, by the number of days in that quarter (or portion thereof). The unused Receivables Line of Credit shall be defined as (x) $10,000,000.00 minus (y) the sum of (1) the aggregate outstanding principal amount of the Receivables Line of Credit Loans and (2) the Stated Amount of all outstanding Letters of Credit. The unused Acquisition Line of Credit shall be defined as $25,000,000.00 minus the aggregate outstanding principal amount of the Acquisition Line of Credit Loans minus the aggregate original principal amount of the Term Loans.

3.08    Origination Fee.    Borrower shall pay to Bank an origination fee (the “Origination Fee”) on the date hereof and on each anniversary date of this Agreement equal to: (i) the rate per annum set forth in the column labeled “Origination Fee” in the definition of “Applicable Margin” that corresponds to Borrower’s Consolidated Leverage Ratio as of the end of the immediately preceding fiscal quarter multiplied by (ii) $35,000,000.00 minus the aggregate original principal amount of the Term Loans as of the date such fee is payable. Any commitment fee collected by Bank in connection the existing $10,000,000.00 credit facility evidenced by letter agreement dated July 1, 2002, will be credited against the initial Origination Fee.

3.09    Security Documents.    In order to secure payment when due of the Secured Obligations:

(a)    Preferred Ship Mortgages.    Borrower shall cause Torch Offshore, L.L.C. to execute and deliver to Bank preferred ship mortgages (the “Preferred Ship Mortgages”) granting Bank preferred ship mortgages on the Vessels and a security interest in all present and future charter hire, freights, leases, rents, earnings, revenues, proceeds, money, payments, accounts, contract rights, chattel paper, documents and general intangibles affecting the Vessels, relating to the Vessels, or arising out of or from the sale, charter, lease, use or operation of the Vessels, together with all proceeds thereof, together with a UCC-1 Financing Statement filed in connection therewith. The Preferred Ship Mortgages shall be in form and substance required by Bank.

(b)    Security Agreements.    Borrower shall execute and deliver to Bank a Security Agreement substantially in the form of Exhibit D(1) and Borrower shall cause each Subsidiary to execute and deliver to Bank a Security Agreement substantially in the form of Exhibit D(2) in favor of Bank. Borrower shall execute and deliver to Bank and cause each Subsidiary to execute and deliver to Bank any and all financing statements, continuation statements and such other documents as may from time to time be requested by Bank in order to create, perfect and maintain the security interest created by the Security Agreements.

(c)    Continuing Guarantees.    Borrower shall cause each Subsidiary to execute and deliver to Bank a Continuing Guarantee substantially in the form of Exhibit E.

(d)    Subsidiary Pledge Documents.    Borrower shall execute and deliver to Bank, and cause each Subsidiary to execute and deliver to Bank, Subsidiary Pledge Documents pertaining to the outstanding stock of each Subsidiary or other equity interest of each Subsidiary.

(e)    New Subsidiaries.    Contemporaneous with the creation or acquisition of any Subsidiary, in each case, in accordance with the terms of this Agreement, Borrower shall cause such Subsidiary to execute and deliver to Bank (i) a Continuing Guarantee substantially in the form of Exhibit E, (ii) a Security Agreement substantially in the form of Exhibit D(2), and (iii) opinions of counsel for Borrower and such Subsidiary relating to such Loan Documents and such other matters as Bank may reasonably require and satisfactory in form and substance to Bank together with all resolutions, certificates, information, approvals, documents or other instruments as Bank may reasonably request. Borrower shall also cause such Subsidiary, within such time period, to execute any and all financing statements, continuation statements and such other documents as may from time to time be requested by Bank in order to create, perfect and maintain the Liens created by such Loan Documents. Further, contemporaneous with the creation or acquisition of any Subsidiary, in each case in accordance with the terms of this Agreement, Borrower (i) shall execute and deliver to Bank, and cause each Subsidiary to execute and deliver to Bank, Subsidiary Pledge Documents pertaining to the outstanding stock or other equity interest of such Subsidiary and (ii) shall deliver to Bank, opinions of counsel for Borrower and such Subsidiary relating to such Loan Documents and such other matters as Bank may reasonably require and satisfactory in form and substance to the Bank together with all resolutions, certificates, information, approvals, documents or other instruments as the Bank may reasonably request.

3.10    Further Documents.    Should Bank choose to make any Loan or issue any Letter of Credit prior to obtaining all of the Loan Documents and other documents required hereby, Borrower shall deliver or arrange to have delivered such Loan Documents and other documents upon the request of Bank. Borrower and each Subsidiary will promptly cure any defects in the creation, execution and delivery of the Loan Documents. Borrower will promptly execute and deliver, and arrange for each Subsidiary to execute and deliver, to Bank upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Borrower and its Subsidiaries in the Loan Documents or to further evidence and more fully describe the Collateral, or to correct any omissions in the Loan Documents, or more fully to state the obligations set out in any of the Loan Documents, or to make, perfect, protect or preserve any liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or to obtain any contracts, all as may be necessary or appropriate in connection therewith.

3.11    Guaranty of Obligations of Subsidiaries.    Borrower hereby unconditionally, irrevocably, jointly, severally and solidarily guarantees the due and punctual payment to Bank when stated to be due of all present and future obligations and liabilities of each Subsidiary evidenced by or arising under or in connection with the Preferred Ship Mortgages, Security Agreements and/or any other security documents executed by such Subsidiary in favor of Bank, whether direct or contingent, due or to become due or now existing or hereafter arising.

3.12    Form of Loan Documents.    Borrower will agree to such modifications to the form of the Continuing Guarantees, Security Agreements and Pledge Agreements that are reasonably necessary to comply with applicable law or that Bank may otherwise reasonably require.

3.13    Reimbursement of Expenses.    Borrower agrees (i) to promptly pay or reimburse Bank for all of Bank’s reasonable out-of-pocket costs, expenses and attorneys’ fees incurred in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents, (ii) to promptly pay or reimburse Bank for all of Bank’s reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of any amendment, supplement or modification to this Agreement or any other Loan Documents and (iii) to promptly pay or reimburse Bank the reasonable fees and disbursements of counsel to Bank and the reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any other Loan Documents.

3.14    Opinion of Borrower’s Counsel.    At Closing or at such other time satisfactory to Bank, Borrower shall have counsel satisfactory to Bank provide opinions to Bank in form and substance satisfactory to Bank relating to the Loan Documents. Upon the execution of additional Loan Documents pursuant to Section 3.09(e), Borrower shall have counsel satisfactory to Bank provide an opinion to Bank in form and substance satisfactory to Bank relating to such additional Loan Documents.

3.15    Surveys.    Bank shall have the right to obtain new surveys of the Vessels from time to time in its reasonable discretion; provided that, Bank shall not have the right to obtain new surveys more often than once a year unless a Default has occurred and is continuing. Borrower shall, upon demand, reimburse Bank for the cost of such surveys.

3.16    Verification and Audits.    Bank has the right to perform such verifications and audits with respect to the Receivables of Borrower and its Subsidiaries as Bank deems appropriate. Without limiting the generality of the foregoing, Bank or Bank’s agents may contact individual Account Debtors to verify the amounts then owing under the Receivables, to determine whether any Account Debtors have any offsets or counterclaims against the Receivables, Borrower or any Subsidiary, and to inquire about such other matters as Bank may deem necessary or desirable. Without limiting the generality of the foregoing, Bank will conduct customary audits of the Receivables reports provided by Borrower and its Subsidiaries and verify (in a customary manner) the Receivables annually or at such other times as Bank deems appropriate. Said audits and verifications will be solely for Bank’s information and Borrower and its Subsidiaries may not place any reliance thereon.

3.17    Proceeds of Receivables and Lock Box.    All proceeds of Receivables will be deposited in designated operating account(s) of Borrower or a Subsidiary at Bank. Upon the written request of Bank, Borrower and its Subsidiaries will notify all Account Debtors to pay the proceeds of the Receivables and any proceeds of letters of credit to lock box(es) located at Bank and shall furnish a copy of the notifications to Bank. The provisions of Bank standard form of Lock Box Agreement shall apply to the lock box(es). Bank shall also have the right to notify the Account Debtors to pay the proceeds of the Receivables directly to Bank. In the event that Bank requests a lock box arrangement, all proceeds of the Receivables shall be placed in collateral account(s) of Borrower or a Subsidiary at Bank (collectively, the “Collateral Account”) and Bank will apply the proceeds in the Collateral Account to payment of the Receivables Line of Credit with any remaining balance deposited to operating account(s) of Borrower or a Subsidiary at Bank; provided that, upon the occurrence of a Default, Bank is entitled to apply the entire proceeds in the Collateral Account towards payment of the Loans and any of the other Secured Obligations. If checks written on the designated operating account(s) exceed the balance in such account(s), or if a sweep account is tied to such account(s), subject to the terms and conditions of this Agreement, Bank will make an Advance on the Receivables Line of Credit to cover the shortfall. Bank shall not be obligated to credit any bank account until the items deposited with respect thereto have been collected.

3.18    Operating Accounts.    As security for the Secured Obligations, Borrower and its Subsidiaries shall maintain all of their primary operating accounts with Bank.

3.19    Torch Deepwater, Inc.    Borrower shall not be obligated to cause Torch Deepwater, Inc. to grant a Continuing Guaranty and Security Agreement to Bank unless and until such Subsidiary acquires any Property.

IV.     Letters of Credit

4.01    Issuance of Letters of Credit.    Subject to the due and faithful performance of the terms and conditions of this Agreement and in any instrument or agreement executed contemporaneous herewith or as a consequence hereof and in accordance with the terms and conditions of this Agreement, Bank shall issue, from time to time prior to the expiration of the Receivables Line of Credit Period for the account of Borrower or for the account of Borrower and any Subsidiary and for the benefit of any holder, irrevocable stand-by letters of credit up to an aggregate total Stated Amount of $5,000,000.00 at any one time outstanding (each a “Letter of Credit”), each for a maximum term not to extend beyond the earlier of (a) one year from the date of issuance which may be renewable for additional one year periods or (b) five (5) days prior to the expiration of the Receivables Line of Credit Period; provided that the aggregate outstanding principal amount of the Receivables Line of Credit Loans plus the Stated Amount of all outstanding Letters of Credit shall not at any one time exceed the Receivables Borrowing Base. A Letter of Credit may only be utilized to guaranty or support the payment of obligations of Borrower or any Subsidiary to third parties incurred in the ordinary course of business.

4.02    Existing Application.    Assuming that all other terms and conditions for issuance thereof are satisfied, the Letter of Credit applied for by Borrower in connection with the acquisition of the vessel MIDNIGHT HUNTER is approved notwithstanding the limitations on the term of Letters of Credit set forth in Section 4.01.

4.03    Letter of Credit Application and Agreement.    Prior to the issuance of any Letter of Credit hereunder, Borrower, and if the Letter of Credit is to be issued for the account of Borrower and a Subsidiary, such Subsidiary, shall have executed and delivered to Bank a Letter of Credit Application and Agreement (a “Letter of Credit Application and Agreement”) for the issuance thereof on Bank’s standard forms and in accordance with Bank’s usual procedures, with Borrower and any Subsidiary executing same to be jointly, severally and solidarily liable thereunder.

4.04    Commitment Fee.    For each Letter of Credit, Borrower (and any Subsidiary that executed the Letter of Credit Application) hereby further agrees, jointly, severally and solidarily, to pay to Bank an annual nonrefundable commitment fee in an amount equal to the rate per annum equal to the then current Applicable Margin for LIBOR Rate Loans (calculated on an actual day, 360 day year basis) times the face amount of each such Letter of Credit issued hereunder (“Letter of Credit Commitment Fee”), which Letter of Credit Commitment Fee shall be due and payable on the date of issuance of such Letter of Credit and annually thereafter. Borrower further agrees to pay (or cause any Subsidiary for which the Letter of Credit was issued to pay) to Bank all reasonable and customary administrative fees of Bank in connection with the issuance, maintenance, modification (if any) and administration of each Letter of Credit and standard negotiation charges upon demand from time to time.

4.05    Payment or Disbursement.    Any payment or disbursement made by Bank with respect to a Letter of Credit shall be deemed to be an Advance by Bank of a Receivables Line of Credit Loan, and shall be subject to all of the terms and conditions applicable to such Loans.

4.06    Replacement or Collateralization of Letters of Credit.    Notwithstanding any provision contained in this Agreement or any of the Letter of Credit Application and Agreement to the contrary, upon the occurrence of any Default, at Bank’s option, Borrower shall, upon Bank’s demand, deliver to Bank cash or other collateral acceptable to Bank having a value, as determined by Bank, at least equal to the aggregate undrawn face amount of all outstanding Letters of Credit. Any such collateral received by Bank pursuant to this Section 4.06 shall be held by Bank in a separate account at Bank appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by Bank as collateral security for the payment of the Secured Obligations. Cash amounts delivered to Bank pursuant to the foregoing requirements of this Section 4.06 shall be invested, at the request and for the account of Borrower, in investments of a type and nature and with a term acceptable to Bank. Such amounts, including in the case of cash amounts invested in the manner set forth above, any investment realized thereon, shall not be used by Bank to pay any amounts drawn or paid under or pursuant to any Letter of Credit, but may be applied to reimburse Bank for drawings or payments under or pursuant to the Letters of Credit which Bank has paid, or if no such reimbursement is required shall be used by Bank for application to such other of the Secured Obligations as Bank shall determine. Any amounts remaining in any cash collateral account established pursuant to this Section 4.06 after the payment in full of all of the Secure Obligations and the expiration or cancellation of all of the Letters of Credit shall be returned to Borrower (after deduction of Bank’s expenses, if any).

V.     Warranties, Representations and Covenants of Borrower

5.01    Representations and Warranties.    Borrower hereby represents, warrants and covenants to Bank, the following:

(a)    Corporate Existence and Power.    Borrower and each Subsidiary: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite powers and all governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted; and (iii) is qualified to transact business as a foreign entity in, and is in good standing under the laws of, all states in which it is required by applicable law to maintain such qualification and good standing except for those states in which the failure to qualify or maintain good standing could not reasonably be expected to have a Material Adverse Effect.

(b)    Corporate Authorization.    The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action. The execution, delivery and performance by each Subsidiary of any Continuing Guarantee and any other Loan Documents executed by such Subsidiary are within the corporate powers of such Subsidiary and have been duly authorized by all necessary corporate action.

(c)    Governmental Approvals.    No consent or approval of any governmental agency or authority is required in connection with the execution, delivery and performance by Borrower and the Subsidiaries of the Loan Documents.

(d)    Binding Effect.    All Loan Documents are legal, valid and binding obligations of Borrower and each Subsidiary, as applicable, enforceable according to their terms and conditions, and all statements made in this Agreement are true and correct as of the date hereof in all material respects.

(e)    ERISA.    To the extent applicable, Borrower and each Subsidiary has fulfilled its obligations under the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code with respect to each plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code, and has not incurred any liability to the Pension Benefit Guaranty Corporation or to a plan under Title IV of ERISA which the failure to comply with could have a Material Adverse Effect.

(f)    No Defaults.    Neither Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of (i) any of the obligations, covenants or conditions contained in any indenture, agreement or other instrument to which it is a party or (ii) with respect to any judgment, order, writ, injunction, decree or decision of any government agency or authority, and which could have a Material Adverse Effect.

(g)    Liabilities, Litigation.    Neither Borrower nor any Subsidiary has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the most recent balance sheet of Borrower delivered to the Bank and, except as described in the most recent balance sheet of Borrower delivered to the Bank or in the most recent quarterly 10Q filing of Borrower with the Securities and Exchange Commission, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary.

(h)    Tax Payment.    Borrower and each Subsidiary has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon Borrower or any Subsidiary or upon any property owned by Borrower or any Subsidiary or upon any income of Borrower or a Subsidiary, which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof.

(i)    Title to Property.    Borrower and each Subsidiary is the sole and absolute owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower or such Subsidiary to conduct its material businesses. Borrower and each Subsidiary enjoys peaceful and undisturbed possession in all material respects under all leases under which its is operating as lessee which is necessary for Borrower or such Subsidiary to conduct its material businesses.

(j)    Compliance With Laws.    Borrower and each Subsidiary has complied in all material respects with all laws that are applicable to all or any part of the operation of its business activities which the failure to comply with could have a Material Adverse Effect, including, without limitation, (i) all laws regarding the collection, payment, and deposit of employees’ income, unemployment, social security, sales, and excise taxes and all laws with respect to pension liabilities, and (ii) all laws pertaining to environmental protection and occupational safety and health which the failure to comply with could have a Material Adverse Effect.

(k)    Other Instruments; None Burdensome.    Neither Borrower nor any Subsidiary is a party to any indenture, agreement or other instrument materially and adversely affecting its business, properties or assets, operation or condition, whether financial or otherwise.

(l)    Subsidiaries.    There are no Subsidiaries other than as specifically set forth in Schedule 5.01(l). The stock or other equity interest of each Subsidiary is owned solely by Borrower and/or any one or more Subsidiaries. Borrower may at any time amend, modify or supplement Schedule 5.01(l) by notifying Bank in writing of any changes thereto, including any formation, acquisition, merger or liquidation of Subsidiaries or any change in the capitalization of any Subsidiary, in each case, in accordance with the terms of this Agreement and provided that any such new Subsidiary shall, contemporaneous with the creation or acquisition of such Subsidiary, execute and deliver to Bank all documents required by Section 3.09.

(m)    Investments.    Except as disclosed on Schedule 5.01(m) neither Borrower nor any Subsidiary has any Restricted Investments.

5.02    Affirmative Covenants.    Borrower covenants and agrees that, so long as (i) Bank has any obligation to make any Loan hereunder or to issue any Letter of Credit hereunder, (ii) any Letter of Credit remains outstanding or (iii) any of the Secured Obligations remain unpaid:

(a)    Information.    Borrower shall furnish to Bank:

(i)    upon the request of Bank, a Compliance Certificate and Borrowing Base Report certified by its Chief Financial Officer in the form annexed hereto as Exhibit F;

(ii)   no later than 10 days after month end, a Compliance Certificate and Borrowing Base Report certified by its Chief Financial Officer in the form annexed hereto as Exhibit F;

(iii)  no later than 10 days after the close of each month of Borrower’s fiscal year, a Receivables report of Borrower and its Subsidiaries including for each Receivable the name of the Account Debtor, the balance due on the Receivable, and an aging for the Receivable. The report shall be in such form and shall contain such information as Bank may require and shall be certified by Borrower’s Chief Financial Officer;

(iv)   within 45 days after the close of each quarter of Borrower’s fiscal year, consolidated financial statements of Borrower and its Subsidiaries consisting of a balance sheet as of the end of such fiscal quarter, a statement of earnings and surplus for such fiscal quarter, and a statement of cash flow for such fiscal quarter certified by the Borrower’s Chief Financial Officer;

(v)    within 120 days after the close of Borrower’s fiscal year, a copy of annual consolidated financial statements of Borrower and its Subsidiaries, including a balance sheet as of the end of each such fiscal year, a statement of earnings and surplus for such fiscal year, and a statement of cash flow for such fiscal year, which statements shall be audited by an independent certified public accounting firm acceptable to Bank;

(vi)  simultaneously with the delivery of each set of financial statements of Borrower referred to above, a certificate of the Borrower’s Chief Financial Officer substantially in the form of Exhibit G annexed hereto, accompanied by supporting financial work sheets where appropriate, (A) evidencing Borrower’s compliance with the financial covenants contained in Sections 5.02(k) of this Agreement as calculated on a consolidated basis for Borrower and its Subsidiaries (and including, without limitation, a computation of the Consolidated Leverage Ratio as of the end of the immediately preceding fiscal quarter), (B) stating whether there exists on the date of such certificate any Default, and if a Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

(vii) simultaneously with a request for a Tier 2 Advance, a certificate of Borrower’s Chief Financial Officer, accompanied by supporting financial work sheets where appropriate, (A) evidencing Borrower’s compliance with the requirements contained in Section 2.02(a) and (B) stating whether there exists on the date of such certificate any Default, and if a Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

(viii) within 120 days after the close of Borrower’s fiscal year, a copy of the federal tax returns for the prior year filed by Borrower and each Subsidiary, with all schedules and supporting documentation;

(ix)  promptly upon, and in any event within three business days of, becoming aware of the occurrence of any event which constitutes a Default, notice of such occurrence together with a detailed statement by a responsible officer of Borrower of the steps being taken by Borrower to cure the effect of such event; and

(x)    with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower or any Subsidiary as Bank may from time to time reasonably request.

(b)    Compliance with Laws.    Borrower will observe and comply, and cause each of its Subsidiaries to observe and comply, with all valid laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements of all federal, state, county, municipal and other governments, agencies, departments, divisions, commissions, boards, courts, authorities, officials and officers, domestic or foreign, including, without limitation, (i) all laws regarding the collection, payment, and deposit of employees’ income, unemployment, social security, sales, and excise taxes and all laws with respect to pension liabilities, and (ii) all laws pertaining to environmental protection and occupational safety and health with which the failure to comply could have a Material Adverse Effect.

(c)    Payment of Indebtedness.    Borrower will, and it will cause each of its Subsidiaries to, pay and discharge any and all Material Indebtedness payable by Borrower or a Subsidiary, as the case may be, and any interest or premium thereon, when due in accordance with the agreement, document or instrument relating to such Indebtedness, provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such Indebtedness (excluding the Secured

Obligations) which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate provision in accordance with GAAP has been made, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid any such Indebtedness forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond. For purposes of this Section 5.02(c), “Material Indebtedness” shall mean Indebtedness of the nature described in subparagraphs (i), (ii), (iv) or (v) of the definition of “Indebtedness” which exceeds $10,000.00 in the aggregate.

(d)    Payment of Taxes.    Borrower will, and will cause each of its Subsidiaries to, pay and discharge, and cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it, or upon its income and profits prior to the date on which penalties might attach thereto and all lawful claims which, if unpaid, might become a lien or charge upon the assets of Borrower or any Subsidiary; provided, however, that neither Borrower nor any Subsidiary shall be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the legality thereof shall be contested in good faith and by appropriate proceedings and for which adequate provision in accordance with GAAP has been made, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such taxes, assessments and governmental charges forthwith upon the commencement of proceedings to sell, seize or collect any Property attached as security therefor, unless such sale, seizure or collection is stayed by the filing of an appropriate bond.

(e)    Payment of Claims.    Borrower will, and it will cause each of its Subsidiaries to, promptly pay and discharge (i) all trade accounts payable in accordance with usual and customary business practices and (ii) all claims for work, labor or materials which if unpaid might become a Lien upon any of its Property or assets; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such account payable or claim the payment of which is being contested in good faith and by appropriate proceedings and for which adequate provision as determined in accordance with GAAP has been made, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such accounts payable and claims forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond.

(f)    Insurance.    Borrower shall maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to Bank, upon written request of Bank, full information as to the insurance carried.

(g)    Maintenance of Property.    Borrower will, and will cause each of its Subsidiaries to, at all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), all Property necessary to the operation of Borrower and its Subsidiaries’ material businesses.

(h)    Maintenance of Intellectual Property.    Borrower will, and will cause each of its Subsidiaries to, obtain or maintain in full force and effect, all licenses, franchises, intellectual property, permits, authorizations and other rights as are necessary for the conduct of its business and the failure of which to obtain or maintain could have a Material Adverse Effect.

(i)    Corporate Existence.    Borrower will, and it will cause each of its Subsidiaries to, do all things necessary to (i) preserve and keep in full force and effect at all times its corporate or other existence and (ii) be duly qualified to do business in all jurisdictions where the nature of its business or its ownership of Property requires such qualification except for those jurisdictions in which the failure to qualify could not reasonably be expected to have a Material Adverse Effect.

(j)    Notice of Claim.    Borrower will, and will cause each of its Subsidiaries to, promptly, and in any event within three business days, notify Bank of (i) the arising of any litigation or dispute, threatened against or affecting assets of Borrower or any Subsidiary, which, if adversely determined, could have a Material Adverse Effect; or (ii) any default under any contract to which Borrower or any Subsidiary is a party which could have a Material Adverse Effect.

(k)    Financial Covenants.

(i)  Borrower will have and maintain, as of the end of each fiscal quarter, a Consolidated Current Ratio of at least 1.30.

(ii)  Borrower will have and maintain, as of the end of each fiscal quarter, a Consolidated Debt Service Coverage Ratio of at least 1.20.

(iii)  Borrower will have and maintain, as of the end of each fiscal quarter, a Consolidated Leverage Ratio of no more than 2.00.

(iv)  Borrower will have and maintain, as of the end of each fiscal quarter, Consolidated Tangible Net Worth of at least $60,000,000.00.

(l)    Maintenance of Books and Records, Consultations and Inspections.    Borrower will, and it will cause each of its Subsidiaries to, maintain books and records in accordance with GAAP and in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Borrower will, and it will cause each of its Subsidiaries to, permit Bank (and any Person appointed by Bank to whom Borrower does not reasonably object) to discuss the affairs, finances and accounts of Borrower and each Subsidiary with the officers of Borrower and each Subsidiary and their independent public accountants, all at such reasonable times and as often as Bank may from time to time reasonably request. Borrower will also permit, and will cause each Subsidiary to permit, inspection of its properties, books and records by Bank during normal business hours and at other reasonable times.

(m)    Further Assurances.    Borrower will, and it will cause each of its Subsidiaries to, execute and deliver to Bank, at any time and from time to time, any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which Bank may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement and the other Loan Documents.

5.03    Negative Covenants.    Borrower covenants and agrees that, so long as (i) Bank has any obligation to make any Loan hereunder or to issue any Letter of Credit hereunder, (ii) any Letter of Credit remains outstanding or (iii) any of the Secured Obligations remain unpaid, unless the prior written consent of the Bank is obtained:

(a)    Consolidation, Merger, Sale of Assets, Dissolution, Etc.    Borrower will not, and will not cause or permit any of its Subsidiaries to, (i) directly or indirectly, merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it provided that Borrower may cause two or more Subsidiaries to merge or consolidate into Borrower, one another, or any other Subsidiary, (ii) sell, assign, lease, transfer, abandon or otherwise dispose of any of its Property (including, without limitation, any shares of capital stock or other equity interest of a Subsidiary owned by Borrower or another Subsidiary), except for (A) sales in the ordinary course of business of those items excluded from the definition of Restricted Investments and (B) sales of inventory and equipment in the ordinary course of business or (iii) undertake any major expansion.

(b)    Changes in Nature of Business.    Borrower will not, and it will not cause or permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business which would then be engaged in by Borrower and its Subsidiaries, considered as a whole, would be substantially changed from the Company Business.

(c)    Change in Control.    Borrower shall not allow any Change in Control to occur.

(d)    Ownership of Subsidiaries.    Borrower will not cause or permit any of its Subsidiaries to (i) authorize or issue any new types, varieties or classes of capital stock or any bonds or debentures, subordinated or otherwise, or any stock warrants or options, (ii) authorize or issue any additional shares of any existing class of capital stock, (iii) declare any stock dividends or stock splits or (iv) take any other action which could, directly or indirectly, decrease Borrower’s ownership interest in any of its Subsidiaries.

(e)    Liens.    Borrower will not cause or permit any of its Subsidiaries to mortgage or encumber any of the Collateral or suffer any Liens to exist on any of the Collateral without the prior written consent of Bank other than Permitted Liens, or cause or permit any Subsidiary so to do.

(f)    Restricted Investments.    Borrower will not, and it will not cause or permit any of its Subsidiaries to, directly or indirectly, make any Restricted Investments the original cost of which exceeds in the aggregate at any one time, for Borrower and its Subsidiaries considered as a whole, five (5%) percent of Consolidated Tangible Net Worth.

(g)    Change in Management.    Borrower will not terminate or make any substantial change in the duties of Lyle Stockstill.

VI.     Extension of Credit

Bank will not be obligated to make any Advance or to issue any Letter of Credit, unless:

(a)    Performance of Agreements.    Borrower and each Subsidiary has observed and performed all of its covenants, obligations and agreements under this Agreement and under the other Loan Documents, including but not limited to the delivery to Bank of all Loan Documents and other documents required hereby;

(b)    No Default.    No Default or Event of Default shall have occurred and be continuing;

(c)    No Material Adverse Change.    No change in the properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement and be continuing; and

(d)    Representations and Warranties.    All of the representations and warranties of Borrower contained in Section 5.01 of this Agreement and of Borrower and each Subsidiary in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan or Letter of Credit as if made on and as of the date of such Loan or Letter of Credit.

VII.     Defaults

7.01    Event of Default.    The occurrence of any of the following events or conditions shall be considered an “Event of Default” as that term is used herein:

(a)    Borrower shall fail to pay any of the Secured Obligations when due and such failure shall continue unremedied for ten (10) days after written or telegraphic notice thereof shall have been given to Borrower by Bank;

(b)    Any representation or warranty of Borrower or any Subsidiary made in this Agreement, in any other Loan Document to which Borrower or any Subsidiary is a party or in any certificate, agreement, instrument or statement furnished or made or delivered pursuant hereto or thereto by Borrower or any Subsidiary or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made or effected;

(c)    Borrower or any Subsidiary shall fail to perform or observe any term, covenant, or agreement contained in this Agreement or in any other Loan Document, and such failure shall continue unremedied for ten (10) days after written or telegraphic notice thereof shall have been given to Borrower by Bank;

(d)    This Agreement or any of the other Loan Documents shall at any time for any reason (other than cancellation by Bank) cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability thereof shall be contested or denied by Borrower or any Subsidiary, or the transactions completed hereunder or thereunder shall be contested by Borrower or any Subsidiary or Borrower or any Subsidiary shall deny that it has any or further liability or obligation hereunder or thereunder;

(e)    Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself, himself or herself or of a substantial part of its Property or assets, (iv) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other action for the purpose of effecting any of the foregoing;

(f)    An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower or any Subsidiary, or of a substantial part of the Property or assets of Borrower or any Subsidiary, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower or any Subsidiary or of a substantial part of the Property or assets of Borrower or any Subsidiary or (iii) the winding-up or liquidation of Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)    any garnishment, seizure, sequestration or attachment of any assets of Borrower or any Subsidiary having a value of at least $50,000.00, including without limitation, those assets that are Collateral, and such garnishment, seizure, sequestration or attachment is not vacated, released or stayed within the earlier of (i) sixty (60) days after its issuance or entry or (ii) prior to any foreclosure sale relating thereto; or

(h)    One or more judgments, decrees, arbitration awards or rulings shall be entered against Borrower or any Subsidiary involving in the aggregate a liability (not paid or covered by insurance) of $10,000.00 or more and all such judgments, decrees, awards, and rulings shall not have been vacated, paid, discharged, stayed or suspensively appealed within thirty (30) days from the entry thereof.

7.02    Event of Default and Remedies.    Upon the occurrence of an Event of Default, Bank may, in its sole and absolute discretion, declare the entire outstanding principal balance of and all accrued and unpaid interest on the Loans and all of the other Secured Obligations to be forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Loans and all of the other Secured Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Bank may exercise any and all other rights and remedies it has under any of the Loan Documents or under applicable law. Nothing contained herein shall be construed to prohibit Bank from exercising any of its rights under any of the Loan Documents, whether or not there has been a Default, that Bank has the right to exercise under any of the Loan Documents even in the absence of a Default.

7.03    No Obligation to Lend or issue any Letter of Credit.    In the event of a Default, Bank shall have no obligation to make any Loan or to issue any Letter of Credit.

VIII.    Miscellaneous

8.01    Amendments and Waivers.    Neither this Agreement, nor any provisions hereof, may be changed, waived, discharged or terminated orally, or in any manner other than by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

8.02    No Third Party Beneficiary.    This Agreement is solely for the benefit of the parties and is not a stipulation for the benefit of any other person or entity except for any approved assignee of Borrower and any assignee of Bank.

8.03    Independence of Covenants.    All of the covenants contained in this Agreement and the other Loan Documents shall be given independent effect so that if a particular action, event or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the provisions of, another covenant shall not avoid the occurrence of a Default if such action is taken, such event occurs or such condition exists.

8.04    Governing Law.    This Agreement has been delivered to Bank and accepted by Bank in the State of Louisiana. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

8.05    Caption Headings.    Caption headings of the sections of this Agreement are for convenience purposes only and are not to be used to interpret or to define their provisions.

8.06    Conflict.    In the event any of the provisions of this Agreement conflict with any provisions contained in any other Loan Documents, the provisions of this Agreement shall govern. This Agreement supersedes and replaces any existing loan agreements and commitment letters between Bank and Borrower. Nothing in this Agreement shall be construed to limit the Property encumbered by the Loan Documents.

8.07    Jurisdiction.    Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any court of the State of Louisiana or any court of the United States of America sitting in the Eastern District of Louisiana, as the Bank may elect, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document. Borrower irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in any such courts. Borrower irrevocably waives, to the fullest extent permitted by law, any objection which Borrower may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and Borrower further irrevocably waives any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Borrower authorizes the service of process upon Borrower by registered mail sent to Borrower at the address set forth herein or such other address as Borrower may specify in writing to Bank and in the manner specified in Section 8.07 hereof. NOTHING HEREIN SHALL AFFECT THE RIGHT OF BANK TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER AND ITS SUBSIDIARIES IN ANY OTHER JURISDICTION. THE BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) IN ANY COURT ARISING ON, OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR ANY AMENDMENT OR SUPPLEMENT HERETO OR THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.08    Invalidity.    In the event that any one or more of the provisions contained in this Agreement or the other Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the Loan Documents.

8.09    Notices.    All communications under or in connection with this Agreement shall be in writing and shall be mailed by first class mail or express delivery, postage prepaid, or otherwise sent by telex, telegram, telecopy or other similar form of rapid transmission, or personally delivered to an officer of the receiving party. All such communications shall be mailed, sent or delivered:

To Bank:	Regions Bank
301 St. Charles Avenue
New Orleans, LA 70130
Attn: Mr. Jorge E. Goris
Telecopier: (504) 584-2165

With a copy to:	William T. Finn
Carver, Darden, Koretzky, Tessier, Finn,
Blossman & Areaux, L.L.C.
1100 Poydras Street, Suite 2700
New Orleans, LA 70130
Telecopier: (504) 585-3801

To Borrower:	Torch Offshore, Inc.
401 Whitney Avenue, Suite 400
Gretna, Louisiana 70056
Attn: Lyle Stockstill
Telecopier:

With a copy to:	Adams and Reese, LLP
4500 One Shell Square
New Orleans, LA 70139
Attn: Kenneth F. Tamplain, Jr.
Telecopier: (504) 566-0210

8.10    Counterparts.    This Agreement may be executed in several counterparts and if executed shall constitute the agreement, binding upon all the parties hereto, notwithstanding all the parties are not signatories to the original and same counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date hereinabove set forth.

BANK:
REGIONS BANK

By:
Jorge E. Goris
Its Senior Vice President

BORROWER:
TORCH OFFSHORE, INC.

By:
Lyle Stockstill
Its Chairman of the Board and
Chief Executive Officer

EXHIBIT A

PROMISSORY NOTE

$10,000,000.00	July 19, 2002

FOR VALUE RECEIVED, the undersigned, TORCH OFFSHORE, INC. (“Borrower”), hereby promises to pay to the order of REGIONS BANK (“Bank”), on the last day of the Receivables Line of Credit Period, or such earlier date as may be determined pursuant to the Loan Agreement referred to below, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million and No/100 ($10,000,000.00) Dollars, or such lesser sum as may then constitute the aggregate unpaid principal amount of all Receivables Line of Credit Loans made by Bank to Borrower pursuant to the Loan Agreement referred to below. The aggregate principal amount of the Receivables Line of Credit Loans which Bank shall be committed to have outstanding hereunder at any time shall not exceed Ten Million and No/100 ($10,000,000.00) Dollars, which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms and conditions hereof and of the Loan Agreement referred to below. Borrower further promises to pay to the order of Bank interest on the aggregate unpaid principal amount of such Receivables Line of Credit Loans on the dates and at the rate or rates provided for in the Loan Agreement, until paid in full (both before and after judgment). The amount of interest accruing hereunder shall be computed based on the actual days elapsed over a year composed of 360 days. All such payments of principal and interest shall be made at the office of Regions Bank, 301 St. Charles Avenue, New Orleans, Louisiana 70130.

All Receivables Line of Credit Loans made by Bank and all repayments of the principal thereof may be recorded by Bank and, prior to any transfer hereof, endorsed by Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided, however, that the obligation of Borrower to repay each Receivables Line of Credit Loan made hereunder shall be absolute and unconditional, notwithstanding any failure of Bank to record or endorse or any mistake by Bank in connection with recordation or endorsement on the schedules attached to this Note. The internal records of Bank shall constitute for all purposes prima facie evidence of (i) the amount of principal and interest owing on this Note from time to time, (ii) the amount of each Receivables Line of Credit Loan made to Borrower and (iii) the amount of each principal and/or interest payment received by Bank on this Note.

This Note is the Receivables Line of Credit Note referred to in the Loan Agreement, dated July 19, 2002, by and between Bank and Borrower (as the same may from time to time be amended, restated, modified or renewed, the “Loan Agreement”). The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the occurrence of certain stated events. Notwithstanding anything to the contrary contained herein, the obligation of Bank to make a Receivables Line of Credit Loan shall be governed by the terms and provisions of the Loan Agreement. All capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement.

1

Upon the occurrence of any Event of Default under the Loan Agreement, the entire outstanding principal balance of this Note and all accrued and unpaid interest hereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

In the event that any payment due hereunder shall not be paid when due, whether by reason of acceleration or otherwise, and this Note shall be placed in the hands of an attorney or attorneys for collection or if this Note shall be placed in the hands of an attorney or attorneys for representation of Bank in connection with bankruptcy or insolvency proceedings relating hereto, Borrower hereby agrees to pay to the order of Bank, in addition to all other amounts otherwise due hereon, the reasonable costs and expenses of such collection and representation, including, without limitation, reasonable attorneys’ fees and expenses incurred by Bank (whether or not litigation shall be commenced in aid thereof). Borrower hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor.

This Note shall be governed by and construed in accordance with the substantive laws of the State of Louisiana (without reference to conflict of law principles).

TORCH OFFSHORE, INC.

By:

Its:

2

Promissory Note(cont’d)

RECEIVABLES LINE OF CREDIT LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made By

3

EXHIBIT B

PROMISSORY NOTE

$	Date:

FOR VALUE RECEIVED, the undersigned, TORCH OFFSHORE, INC. (“Borrower”), hereby promises to pay to the order of REGIONS BANK (“Bank”), on                             , or such earlier date as may be determined pursuant to the Loan Agreement referred to below, in lawful money of the United States of America and in immediately available funds, the principal sum of                              ($            ) Dollars, or such lesser sum as may then constitute the aggregate unpaid principal amount of all Acquisition Line of Credit Loans made by Bank to Borrower pursuant to the Loan Agreement referred to below. The aggregate principal amount of the Acquisition Line of Credit Loans which Bank shall be committed to have outstanding hereunder at any time shall not exceed                                  ($            ) Dollars, which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms and conditions hereof and of the Loan Agreement referred to below. Borrower further promises to pay to the order of Bank interest on the aggregate unpaid principal amount of such Acquisition Line of Credit Loans on the dates and at the rate or rates provided for in the Loan Agreement, until paid in full (both before and after judgment). The amount of interest accruing hereunder shall be computed based on the actual days elapsed over a year composed of 360 days. All such payments of principal and interest shall be made at the office of Regions Bank, 301 St. Charles Avenue, New Orleans, Louisiana 70130.

All Acquisition Line of Credit Loans made by Bank and all repayments of the principal thereof may be recorded by Bank and, prior to any transfer hereof, endorsed by Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided, however, that the obligation of Borrower to repay each Acquisition Line of Credit Loan made hereunder shall be absolute and unconditional, notwithstanding any failure of Bank to record or endorse or any mistake by Bank in connection with recordation or endorsement on the schedules attached to this Note. The internal records of Bank shall constitute for all purposes prima facie evidence of (i) the amount of principal and interest owing on this Note from time to time, (ii) the amount of each Acquisition Line of Credit Loan made to Borrower and (iii) the amount of each principal and/or interest payment received by Bank on this Note.

This Note is the Acquisition Line of Credit Note referred to in the Loan Agreement, dated July 19, 2002, by and between Bank and Borrower (as the same may from time to time be amended, restated, modified or renewed, the “Loan Agreement”). The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the occurrence of certain stated events. Notwithstanding anything to the contrary contained herein, the obligation of Bank to make an Acquisition Line of Credit Loan shall be governed by the terms and provisions of the Loan Agreement. All capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement.

1

Upon the occurrence of any Event of Default under the Loan Agreement, the entire outstanding principal balance of this Note and all accrued and unpaid interest hereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

In the event that any payment due hereunder shall not be paid when due, whether by reason of acceleration or otherwise, and this Note shall be placed in the hands of an attorney or attorneys for collection or if this Note shall be placed in the hands of an attorney or attorneys for representation of Bank in connection with bankruptcy or insolvency proceedings relating hereto, Borrower hereby agrees to pay to the order of Bank, in addition to all other amounts otherwise due hereon, the reasonable costs and expenses of such collection and representation, including, without limitation, reasonable attorneys’ fees and expenses incurred by Bank (whether or not litigation shall be commenced in aid thereof). Borrower hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor.

This Note shall be governed by and construed in accordance with the substantive laws of the State of Louisiana (without reference to conflict of law principles).

TORCH OFFSHORE, INC.

By:

Its:

2

Promissory Note (cont’d)

ACQUISITION LINE OF CREDIT LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made By

3

EXHIBIT C

PROMISSORY NOTE

$	Date: July 19,

FOR VALUE RECEIVED, the undersigned, TORCH OFFSHORE, INC. (“Borrower”), hereby promises to pay to the order of REGIONS BANK (“Bank”), at its office located at 301 St. Charles Avenue, New Orleans, Louisiana 70130, the principal sum                              of ($                               ) Dollars, together with interest thereon, in accordance with the terms set forth in this Note.

Principal:
Principal shall be payable in                   (                  ) payments of principal each in the amount of                  ($                  ) Dollars, beginning October 19,                  , and quarterly on the same day thereafter, with the entire unpaid balance of principal and interest being payable on July 19, 2007.

Interest:
Interest shall accrue on the outstanding principal amount at the rate provided in the Loan Agreement referred to below and shall be payable on the dates set forth in the Loan Agreement referred to below. All interest shall be computed on the basis of the actual number of days elapsed over a year composed of 360 days. Interest shall accrue from date of advance.

Each payment on this Note shall be evidenced by entries in Bank’s internal records, provided, however, that the obligation of Borrower to repay the Term Loan made hereunder shall be absolute and unconditional, notwithstanding any failure of Bank to record or endorse or any mistake by Bank in connection with recordation or endorsement of payments in its internal records. The internal records of Bank shall constitute for all purposes prima facie evidence of (i) the amount of principal and interest owing on this Note from time to time, and (ii) the amount of each principal and/or interest payment received by Bank on this Note.

This Note is one of the Term Notes referred to in the Loan Agreement, dated July 19, 2002, by and between Bank and Borrower (as the same may from time to time be amended, restated, modified or renewed, the “Loan Agreement”). The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the occurrence of certain stated events. All capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement.

Upon the occurrence of any Event of Default under the Loan Agreement, the entire outstanding principal balance of this Note and all accrued and unpaid interest hereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

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In the event that any payment due hereunder shall not be paid when due, whether by reason of acceleration or otherwise, and this Note shall be placed in the hands of an attorney or attorneys for collection or if this Note shall be placed in the hands of an attorney or attorneys for representation of Bank in connection with bankruptcy or insolvency proceedings relating hereto, Borrower hereby agrees to pay to the order of Bank, in addition to all other amounts otherwise due hereon, the reasonable costs and expenses of such collection and representation, including, without limitation, reasonable attorneys’ fees and expenses incurred by Bank (whether or not litigation shall be commenced in aid thereof). Borrower hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor.

This Note shall be governed by and construed in accordance with the substantive laws of the State of Louisiana (without reference to conflict of law principles).

TORCH OFFSHORE, INC.

By:

Its:

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EXHIBIT D(1)

SECURITY AGREEMENT

This Security Agreement is made this              day of             , 20             , by TORCH OFFSHORE, INC. (hereinafter referred to as “Grantor,” which term means individually, collectively, and interchangeably any, each and/or all of them) in favor of REGIONS BANK (“Secured Party”). Grantor’s social security number or taxpayer identification number is             . Additional information relating to Grantor is set forth on Schedule 1 to this Security Agreement. “Borrower” shall mean individually, collectively, and interchangeably any, each and/or all of TORCH OFFSHORE, INC.

To secure payment of all obligations and liabilities of Grantor and Borrower, and of any one or more of them, to Secured Party, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys’ fees, expenses of collection and costs, and further including, without limitation, obligations to Secured Party on promissory notes, checks, overdrafts, letter-of-credit agreements, loan agreements, security documents, endorsements, continuing guarantees and this Security Agreement (collectively, the “Obligations”), Grantor pledges and pawns to Secured Party, and grants to Secured Party a continuing security interest in, and a right of set-off and compensation against, (a) all property of Grantor or in which Grantor has an interest that is now or hereafter on deposit with, in the possession of, under the control of or held by Secured Party, including, without limitation, all cash, deposit accounts, funds on deposit, stocks, bonds, treasury obligations, and other securities, investment property, financial assets, securities accounts, notes, documents, instruments, certificates of deposit, items, chattel paper, and other property (except IRA, pension, and other tax-deferred retirement accounts) and (b) the following described property, now or hereafter owned by Grantor and wherever located:

all accounts, all inventory, all chattel paper and all general intangibles together with all property added to or substituted for any of the foregoing, and all interest, dividends, income, fruits, returns, accessions, profits, corporate distributions (including, without limitation, stock splits and stock dividends), products and proceeds of any of the foregoing (collectively, “Collateral”). The terms “accounts,” “instruments,” “account debtor,” “documents,” “inventory,” “chattel paper,” “general intangibles,” “investment property,” “deposit accounts,” “securities accounts,” “financial assets,” “fixtures” and “proceeds” shall have the meanings provided in the Louisiana Commercial Laws.

Grantor authorizes Secured Party at any time and without further consent from Grantor to file a carbon, photographic, facsimile, or other reproduction of this Security Agreement or Grantor’s financing statement as a financing statement. All Collateral shall remain subject to this Security Agreement until all of the Obligations have been paid and any financing statements filed in connection with this Security Agreement have been terminated. Secured Party may renew certificates of deposit or other renewable items included in the Collateral. Grantor shall execute any endorsements, assignments, stock powers and financing statements with respect to the Collateral, in form and substance satisfactory to Secured Party, that Secured Party may request. Grantor represents and warrants that (a) Secured Party shall at all times have a first priority perfected security interest in the Collateral free of all other security interests, liens and claims, and (b) the description and identification of the Collateral, Grantor’s name, taxpayer identification number and chief executive office, and the location of Grantor’s inventory are correctly stated herein. Grantor shall prevent the accrual of prescription or statute of limitations with respect to the Collateral no later than sixty (60) days prior to the date on which enforcement would be barred, and shall execute any additional documents reasonably required to perfect the security interest of Secured Party in the Collateral. Grantor authorizes Secured Party, in its sole discretion (a) to notify the obligor on any Collateral to make payments directly to Secured Party; (b) to receive and recover any money or other property at any time due with respect to the Collateral and in connection therewith, endorse notes, checks, drafts or other evidence of payments; and (c) to settle, adjust and compromise, in Secured Party’s sole discretion, all present and future claims arising with respect to the Collateral. Secured Party

1

is not obligated to take any of the foregoing actions or to preserve Grantor’s rights with respect to the Collateral including, without limitation, rights against prior parties and shall not be liable in any manner with respect to the Collateral. Any responsibility of Secured Party with respect to the Collateral, whether arising contractually or as a matter of law, is hereby expressly waived.

Grantor agrees to administer its accounts and the proceeds thereof in a fiduciary capacity for Secured Party, take all actions necessary to collect the accounts, and immediately deposit all proceeds of the accounts into Grantor’s deposit account with Secured Party. Upon request, Grantor shall at any time mark on all bills, invoices and statements issued in connection with the accounts that the account is subject to a security agreement with Secured Party and is payable to Secured Party at Secured Party’s address. If Grantor accepts chattel paper or instruments in payment of accounts, goods or services, Grantor shall promptly deliver all such chattel paper and instruments to Secured Party in negotiable form.

Grantor shall at all times permit Secured Party, its officers and agents, access to the Collateral and to all books, records and data relating to the Collateral, for inspection and for verification of the existence, condition and value of the Collateral. Grantor shall furnish all assistance and information that Secured Party may require to conduct such inspections and verifications. Grantor will furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail.

All corporeal Collateral shall be insured by solvent insurance companies for full replacement value under policies acceptable to Secured Party, designating Secured Party as lender loss payee. Grantor shall not, without the prior written consent of Secured Party (a) change Grantor’s domicile, name, legal form or taxpayer identification number, (b) move the location of its place of business or chief executive office, or (c) move the Collateral from the state of Louisiana.

Upon the occurrence of an Event of Default (as such term is defined in that certain Loan Agreement by and between Secured Party and Borrower, dated July 19, 2002 (as the same may be amended, restated, modified or supplemented from time to time, the “Loan Agreement”)), then, at the option of Secured Party, the Obligations shall be immediately due and payable in full without notice or demand, and Secured Party (a) may sell, assign, transfer and effectively deliver all or any part of the Collateral at public or private sale, without recourse to judicial proceedings and without demand, appraisement or advertisement, all of which are hereby expressly waived by Grantor to the fullest extent permitted by law, and (b) may cause all or any part of the Collateral to be seized and sold, under executory process, under writ of fieri facias issued in execution of an ordinary judgment obtained upon the Obligations, or under other legal procedure. For purposes of executory process, Grantor acknowledges the indebtedness owed under the Obligations, confesses judgment in favor of Secured Party for the full amount of the Obligations, and agrees to enforcement by executory process. Grantor waives (a) the benefit of appraisal provided in Art. 2723 of the Louisiana Code of Civil Procedure and (b) the demand and three (3) days delay provided by Articles 2639 and 2721, Louisiana Code of Civil Procedure. Secured Party may, at its option, enforce any mortgage note pledged hereby and cause the mortgaged property to be seized and sold by executory or other process in accordance with law and the terms of the mortgage. Grantor grants to Secured Party an irrevocable mandate and power of attorney (coupled with an interest) to exercise, after default, at Secured Party’s sole discretionary option and without any obligation to do so, all rights that Grantor has with respect to the Collateral, including, without limitation, the right to exercise all rights of inspection, deriving from Grantor’s ownership of or other interest in the Collateral. If the proceeds from the sale or enforcement of the Collateral are insufficient to satisfy all of the Obligations in full, all parties obligated thereon shall remain fully obligated for any deficiency. The rights and remedies of Secured Party hereunder are cumulative, may be exercised singly or concurrently, and are in addition to any rights and remedies of Secured Party under applicable law.

Pursuant to Louisiana Revised Statutes 9:5136, et seq., Grantor hereby designates Secured Party or any employee, agent, or other person named by Secured Party at the time any seizure of the Collateral is effected by Secured Party to serve as a keeper of the Collateral pending the judicial sale thereof. The

2

keeper’s fees shall be determined by the Court before which the proceedings are pending, and the payment of such fees shall be secured by this Security Agreement.

Without releasing or affecting any of its rights, Secured Party may, one or more times, in its sole discretion, without notice to or the consent of Grantor or Borrower, take any one or more of the following actions: (a) release, renew or modify the obligations of Grantor, Borrower or any other party; (b) release, exchange, modify, or surrender in whole or in part Secured Party’s rights with respect to any collateral for the Obligations; (c) modify or alter the term, interest rate or due date of any payment of any of the Obligations; (d) grant any postponements, compromises, indulgences, waivers, surrenders or discharges or modify the terms of its agreements with Grantor or Borrower; (e) change its manner of doing business with Grantor, Borrower or any other party; or (f) impute payments or proceeds of any collateral furnished for any of the Obligations, in whole or in part, to any of the Obligations, or retain the payments or proceeds as collateral for the Obligations without applying same toward payment of the Obligations, and Grantor hereby expressly waives any defenses arising from any such actions. The obligations of Grantor hereunder shall be joint, several and solidary and shall bind and obligate Grantor’s successors, heirs and assigns. Secured Party may assign and transfer the Collateral to an assignee of any of the Obligations, whereupon such transferee shall become vested with all powers and rights granted to Secured Party under this Security Agreement. This Security Agreement shall be governed by the internal laws of the State of Louisiana, provided that where Collateral is located in a jurisdiction other than Louisiana, remedies available to Secured Party hereunder and under the laws of such jurisdiction shall be available to Secured Party without regard to any restriction of Louisiana law. If any provision of this Security Agreement shall be held to be legally invalid or unenforceable by any court of competent jurisdiction, all remaining provisions of this Security Agreement shall remain in full force and effect.

Grantor hereby irrevocably submits to the non-exclusive jurisdiction of any court of the State of Louisiana or any court of the United States of America sitting in the Eastern District of Louisiana, as Secured Party may elect, in any suit, action or proceeding arising out of or relating to this Security Agreement or the Obligations. Grantor irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in any such courts. Grantor irrevocably waives, to the fullest extent permitted by law, any objection which Grantor may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and Grantor further irrevocably waives any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Grantor authorizes the service of process upon Grantor by registered mail sent to Grantor at the address set forth herein or such other address as Grantor may specify in writing to Secured Party. NOTHING HEREIN SHALL AFFECT THE RIGHT OF SECURED PARTY TO COMMENCE LEGAL PROCEEDINGS OR OTHER WISE PROCEED AGAINST GRANTOR IN ANY OTHER JURISDICTION. GRANTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) IN ANY COURT ARISING ON, OUT OF, OR IN ANY WAY RELATING TO THIS SECURITY AGREEMENT OR THE OBLIGATIONS OR ANY AMENDMENT OR SUPPLEMENT HERETO OR THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Secured Party hereby accepts this Security Agreement.

REGIONS BANK,	TORCH OFFSHORE, INC.
SECURED PARTY	GRANTOR

By:	By:
Title:	Title:

3

SCHEDULE 1

Grantor’s legal status: Corporation

State or jurisdiction of Grantor’s organization: Delaware

Grantor’s organizational number issued by the Delaware Secretary of State is: 3342712

Grantor’s mailing address: 401 Whitney Avenue, Suite 400, Gretna, LA 70056-2596

Grantor’s chief executive office: 401 Whitney Avenue, Suite 400, Gretna, LA 70056-2596

Location of Grantor’s books and records: 401 Whitney Avenue, Suite 400, Gretna, LA 70056-2596

Location of Grantor’s inventory: 401 Whitney Avenue, Suite 400, Gretna, LA 70056-2596

Other names and legal forms used by Grantor to conduct business within last ten years: none

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EXHIBIT D(2)

SECURITY AGREEMENT

This Security Agreement is made this              day of             , 20            , by                                      (hereinafter referred to as “Grantor,” which term means individually, collectively, and interchangeably any, each and/or all of them) in favor of REGIONS BANK (“Secured Party”). Grantor’s social security number or taxpayer identification number is             . Additional information relating to Grantor is set forth on Schedule 1 to this Security Agreement. “Borrower” shall mean individually, collectively, and interchangeably any, each and/or all of TORCH OFFSHORE, INC.

To secure payment of all obligations and liabilities of Grantor and Borrower, and of any one or more of them, to Secured Party, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys’ fees, expenses of collection and costs, and further including, without limitation, obligations to Secured Party on promissory notes, checks, overdrafts, letter-of-credit agreements, loan agreements, security documents, endorsements, continuing guarantees and this Security Agreement (collectively, the “Obligations”), Grantor pledges and pawns to Secured Party, and grants to Secured Party a continuing security interest in, and a right of set-off and compensation against, (a) all property of Grantor or in which Grantor has an interest that is now or hereafter on deposit with, in the possession of, under the control of or held by Secured Party, including, without limitation, all cash, deposit accounts, funds on deposit, stocks, bonds, treasury obligations, and other securities, investment property, financial assets, securities accounts, notes, documents, instruments, certificates of deposit, items, chattel paper, and other property (except IRA, pension, and other tax-deferred retirement accounts) and (b) the following described property, now or hereafter owned by Grantor and wherever located:

all accounts, all inventory, all chattel paper and all general intangibles together with all property added to or substituted for any of the foregoing, and all interest, dividends, income, fruits, returns, accessions, profits, corporate distributions (including, without limitation, stock splits and stock dividends), products and proceeds of any of the foregoing (collectively, “Collateral”). The terms “accounts,” “instruments,” “account debtor,” “documents,” “inventory,” “chattel paper,” “general intangibles,” “investment property,” “deposit accounts,” “securities accounts,” “financial assets,” “fixtures” and “proceeds” shall have the meanings provided in the Louisiana Commercial Laws.

Grantor authorizes Secured Party at any time and without further consent from Grantor to file a carbon, photographic, facsimile, or other reproduction of this Security Agreement or Grantor’s financing statement as a financing statement. All Collateral shall remain subject to this Security Agreement until all of the Obligations have been paid and any financing statements filed in connection with this Security Agreement have been terminated. Secured Party may renew certificates of deposit or other renewable items included in the Collateral. Grantor shall execute any endorsements, assignments, stock powers and financing statements with respect to the Collateral, in form and substance satisfactory to Secured Party, that Secured Party may request. Grantor represents and warrants that (a) Secured Party shall at all times have a first priority perfected security interest in the Collateral free of all other security interests, liens and claims, and (b) the description and identification of the Collateral, Grantor’s name, taxpayer identification number and chief executive office, and the location of Grantor’s inventory are correctly stated herein. Grantor shall prevent the accrual of prescription or statute of limitations with respect to the Collateral no later than sixty (60) days prior to the date on which enforcement would be barred, and shall execute any additional documents reasonably required to perfect the security interest of Secured Party in the Collateral. Grantor authorizes Secured Party, in its sole discretion (a) to notify the obligor on any Collateral to make payments directly to Secured Party; (b) to receive and recover any money or other property at any time due with respect to the Collateral and in connection therewith, endorse notes, checks, drafts or other evidence of payments; and (c) to settle, adjust and compromise, in Secured Party’s sole discretion, all present and future claims arising with resp

1

ect to the Collateral. Secured Party is not obligated to take any of the foregoing actions or to preserve Grantor’s rights with respect to the Collateral including, without limitation, rights against prior parties and shall not be liable in any manner with respect to the Collateral. Any responsibility of Secured Party with respect to the Collateral, whether arising contractually or as a matter of law, is hereby expressly waived.

Grantor agrees to administer its accounts and the proceeds thereof in a fiduciary capacity for Secured Party, take all actions necessary to collect the accounts, and immediately deposit all proceeds of the accounts into Grantor’s deposit account with Secured Party. Upon request, Grantor shall at any time mark on all bills, invoices and statements issued in connection with the accounts that the account is subject to a security agreement with Secured Party and is payable to Secured Party at Secured Party’s address. If Grantor accepts chattel paper or instruments in payment of accounts, goods or services, Grantor shall promptly deliver all such chattel paper and instruments to Secured Party in negotiable form.

Grantor shall at all times permit Secured Party, its officers and agents, access to the Collateral and to all books, records and data relating to the Collateral, for inspection and for verification of the existence, condition and value of the Collateral. Grantor shall furnish all assistance and information that Secured Party may require to conduct such inspections and verifications. Grantor will furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail.

All corporeal Collateral shall be insured by solvent insurance companies for full replacement value under policies acceptable to Secured Party, designating Secured Party as lender loss payee. Grantor shall not, without the prior written consent of Secured Party (a) change Grantor’s domicile, name, legal form or taxpayer identification number, (b) move the location of its place of business or chief executive office, or (c) move the Collateral from the state of Louisiana.

Upon the occurrence of an Event of Default (as such term is defined in that certain Loan Agreement by and between Secured Party and Borrower, dated July 19, 2002 (as the same may be amended, restated, modified or supplemented from time to time, the “Loan Agreement”)), then, at the option of Secured Party, the Obligations shall be immediately due and payable in full without notice or demand, and Secured Party (a) may sell, assign, transfer and effectively deliver all or any part of the Collateral at public or private sale, without recourse to judicial proceedings and without demand, appraisement or advertisement, all of which are hereby expressly waived by Grantor to the fullest extent permitted by law, and (b) may cause all or any part of the Collateral to be seized and sold, under executory process, under writ of fieri facias issued in execution of an ordinary judgment obtained upon the Obligations, or under other legal procedure. For purposes of executory process, Grantor acknowledges the indebtedness owed under the Obligations, confesses judgment in favor of Secured Party for the full amount of the Obligations, and agrees to enforcement by executory process. Grantor waives (a) the benefit of appraisal provided in Art. 2723 of the Louisiana Code of Civil Procedure and (b) the demand and three (3) days delay provided by Articles 2639 and 2721, Louisiana Code of Civil Procedure. Secured Party may, at its option, enforce any mortgage note pledged hereby and cause the mortgaged property to be seized and sold by executory or other process in accordance with law and the terms of the mortgage. Grantor grants to Secured Party an irrevocable mandate and power of attorney (coupled with an interest) to exercise, after default, at Secured Party’s sole discretionary option and without any obligation to do so, all rights that Grantor has with respect to the Collateral, including, without limitation, the right to exercise all rights of inspection, deriving from Grantor’s ownership of or other interest in the Collateral. If the proceeds from the sale or enforcement of the Collateral are insufficient to satisfy all of the Obligations in full, all parties obligated thereon shall remain fully obligated for any deficiency. The rights and remedies of Secured Party hereunder are cumulative, may be exercised singly or concurrently, and are in addition to any rights and remedies of Secured Party under applicable law.

Pursuant to Louisiana Revised Statutes 9:5136, et seq., Grantor hereby designates Secured Party or any employee, agent, or other person named by Secured Party at the time any seizure of the Collateral is effected by Secured Party to serve as a keeper of the Collateral pending the judicial sale thereof. The

2

keeper’s fees shall be determined by the Court before which the proceedings are pending, and the payment of such fees shall be secured by this Security Agreement.

Without releasing or affecting any of its rights, Secured Party may, one or more times, in its sole discretion, without notice to or the consent of Grantor or Borrower, take any one or more of the following actions: (a) release, renew or modify the obligations of Grantor, Borrower or any other party; (b) release, exchange, modify, or surrender in whole or in part Secured Party’s rights with respect to any collateral for the Obligations; (c) modify or alter the term, interest rate or due date of any payment of any of the Obligations; (d) grant any postponements, compromises, indulgences, waivers, surrenders or discharges or modify the terms of its agreements with Grantor or Borrower; (e) change its manner of doing business with Grantor, Borrower or any other party; or (f) impute payments or proceeds of any collateral furnished for any of the Obligations, in whole or in part, to any of the Obligations, or retain the payments or proceeds as collateral for the Obligations without applying same toward payment of the Obligations, and Grantor hereby expressly waives any defenses arising from any such actions. The obligations of Grantor hereunder shall be joint, several and solidary and shall bind and obligate Grantor’s successors, heirs and assigns. Secured Party may assign and transfer the Collateral to an assignee of any of the Obligations, whereupon such transferee shall become vested with all powers and rights granted to Secured Party under this Security Agreement. This Security Agreement shall be governed by the internal laws of the State of Louisiana, provided that where Collateral is located in a jurisdiction other than Louisiana, remedies available to Secured Party hereunder and under the laws of such jurisdiction shall be available to Secured Party without regard to any restriction of Louisiana law. If any provision of this Security Agreement shall be held to be legally invalid or unenforceable by any court of competent jurisdiction, all remaining provisions of this Security Agreement shall remain in full force and effect.

Grantor hereby irrevocably submits to the non-exclusive jurisdiction of any court of the State of Louisiana or any court of the United States of America sitting in the Eastern District of Louisiana, as Secured Party may elect, in any suit, action or proceeding arising out of or relating to this Security Agreement or the Obligations. Grantor irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in any such courts. Grantor irrevocably waives, to the fullest extent permitted by law, any objection which Grantor may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and Grantor further irrevocably waives any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Grantor authorizes the service of process upon Grantor by registered mail sent to Grantor at the address set forth herein or such other address as Grantor may specify in writing to Secured Party. NOTHING HEREIN SHALL AFFECT THE RIGHT OF SECURED PARTY TO COMMENCE LEGAL PROCEEDINGS OR OTHER WISE PROCEED AGAINST GRANTOR IN ANY OTHER JURISDICTION. GRANTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) IN ANY COURT ARISING ON, OUT OF, OR IN ANY WAY RELATING TO THIS SECURITY AGREEMENT OR THE OBLIGATIONS OR ANY AMENDMENT OR SUPPLEMENT HERETO OR THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Secured Party hereby accepts this Security Agreement.

REGIONS BANK,
SECURED PARTY	GRANTOR

By:	By:
Title:	Title:

3

SCHEDULE 1

Grantor’s legal status:

State or jurisdiction of Grantor’s organization:

Grantor’s organizational number issued by the                              Secretary of State is:

Grantor’s mailing address:

Grantor’s chief executive office:

Location of Grantor’s books and records:

Location of Grantor’s inventory:

Other names and legal forms used by Grantor to conduct business within last ten years:

4

EXHIBIT E

CONTINUING GUARANTEE

This Continuing Guarantee, dated as of                                     , 20        , is made by                                     , a                              (the “Guarantor”), in favor of REGIONS BANK (the “Bank”).

WHEREAS, the Guarantor is a subsidiary of Torch Offshore, Inc. (the “Company”); and

WHEREAS, the Guarantor acknowledges that it has and will receive substantial direct and indirect benefit from the execution and delivery of the Loan Agreement by and between the Bank and the Company, dated July 19, 2002, (as the same may be amended, restated, modified or supplemented from time to time, the “Loan Agreement”) and the extension of credit provided for therein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged), the Guarantor hereby agrees with the Bank, as follows:

1. Definitions. Capitalized terms used in this Continuing Guarantee and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

2. Guarantee. Guarantor hereby unconditionally, irrevocably, jointly, severally and solidarily guarantees the due and punctual payment when stated to be due of the Loans and all obligations, indebtedness and liabilities of every kind, nature and character of the Company to the Bank, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, together with all interest, attorneys’ fees, expenses of collection and costs, and further including, without limitation, obligations to the Bank on any promissory notes, checks, overdrafts, letter-of-credit agreements, security documents, endorsements, continuing guaranties and the Loan Agreement (collectively, the “Obligations”). The Guarantor also agrees to pay any and all expenses (including, without limitation, all reasonable attorneys’ fees and costs) which may be paid or incurred by the Bank in administering, amending or enforcing any of its respective rights in connection with, or collecting against the Guarantor under, this Continuing Guarantee.

3. Guarantee Absolute. Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Notes and Loan Agreement regardless of any laws in effect in any jurisdiction affecting any of such terms or the rights of the Bank. The liability of the Guarantor hereunder shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any of the Loan Documents or any other agreement relating to the advance of monies or other extensions of credit by the Bank to the Company;

(b) any change in the time, manner, or place of payment or in any other term of, or any other amendment or waiver of, or any consent to departure from, any of the Loan Documents or any of the Obligations;

(c) any change in the name, capital stock, Articles of Organization, Certificate of Formation, operating Agreement, Certificate of Incorporation or by-laws, as the case may be, of the Guarantor or the Company;

(d) the insolvency of, or the voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceedings affecting the Company or the Guarantor or any of its or their respective assets; or

(e) any other circumstance or claim which might otherwise constitute a defense available to, or a discharge of, the Company in respect of the Obligations or of the Guarantor in respect of this Continuing Guarantee.

No payment made by the Guarantor, any other guarantor or any other Person, or received or collected by the Bank, from the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or set-off or application at any time in reduction of or in payment of the Obligations shall be deemed to modify, release or otherwise affect the liability of Guarantor under this Continuing Guarantee. Notwithstanding any such payments received or collected by the Bank in connection with the Obligations, Guarantor shall remain liable for the Obligations until all Obligations are paid in full. This Continuing Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

The Bank shall not be required to see or inquire into the powers of the Company or any of its partners, directors, officers or managers, acting or purporting to act on behalf of the Company; and monies or credit in fact obtained from the Bank in professed exercise of such power, shall be deemed to form part of the Obligations hereby guaranteed, notwithstanding that such borrowing shall be in excess of the powers of the Company or of its respective partners, directors, officers or managers, or be in any way irregular, defective or informal.

4. Dealing with the Company and Others.

(a) The obligations and liabilities of Guarantor hereunder shall not be released, discharged, limited or in any way affected by anything done, suffered or permitted by the Bank in connection with any monies or credit advanced by the Bank to the Company or any security therefor, including, without limitation, any loss of, or in respect of, any security received by the Bank from the Company, the Guarantor or others. It is agreed that the Bank, without releasing, discharging, limiting or otherwise affecting in whole or in part Guarantor’s obligations and liabilities hereunder, may, without limiting the generality of the foregoing:

(i) grant time, renewals, extensions, indulgences, releases and discharges to the Company;

(ii) take or abstain from taking security or collateral for the Obligations or from perfecting security or collateral for the Obligations;

(iii) release, discharge, compromise or otherwise deal with (with or without consideration) any and all collateral, mortgages, indemnities, guaranties or other security given by the Guarantor, the Company or any other Person with respect to the Obligations;

(iv) accept compromises from the Company;

(v) apply all monies at any time received from the Company or from any guaranties, indemnities or any collateral upon such part of the Obligations as the Bank may see fit or change any such application in whole or in part from time to time as the Bank may see fit; or

(vi) otherwise deal with the Company and all other Persons and any collateral as the Bank may see fit.

(b) the Bank shall not be bound or obliged to exhaust recourse against the Company or other Persons or any security, guarantee, indemnity, mortgage or collateral it may hold or take any other action (other than make demand pursuant to Section 7 of this Continuing Guarantee) before being entitled to payment from the Guarantor hereunder; and

(c) any amount settled by or between the Bank and the Company shall be accepted by the Guarantor as conclusive evidence that the balance or amount thereby appearing due to the Bank is so due.

5. Right of Set-Off. Upon the occurrence and during the continuation of any Event of Default, Guarantor hereby irrevocably authorizes the Bank, at any time and without notice to Guarantor (any such notice being expressly waived by Guarantor) to compensate, set-off and apply any deposits of any kind, in any currency, and any other credits, in such amounts as the Bank may in its sole discretion elect, against the obligations and liabilities of Guarantor to the Bank under this Continuing Guarantee then due, regardless of whether the Bank has made any demand for payment.

6. Subrogation. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS OF SUBROGATION (WHETHER CONTRACTUAL, UNDER SECTION 509 OF THE UNITED STATES BANKRUPTCY CODE, UNDER LOUISIANA LAW, COMMON LAW OR OTHERWISE) TO THE CLAIMS OF THE BANK AGAINST THE COMPANY AND ALL CONTRACTUAL, STATUTORY OR COMMON LAW RIGHTS OF CONTRIBUTION, REIMBURSEMENT, INDEMNIFICATION AND SIMILAR RIGHTS AND “CLAIMS” (AS SUCH TERM IS DEFINED IN THE UNITED STATES BANKRUPTCY CODE) AGAINST THE COMPANY WHICH ARISE IN CONNECTION WITH, OR AS A RESULT OF, THIS CONTINUING GUARANTEE.

7. Demand for Payment. Guarantor shall make payment to the Bank of the then amount of the liability of Guarantor hereunder forthwith after each demand therefor is made by the Bank to Guarantor in writing. All payments by the Guarantor hereunder shall be made without any set-off, deduction or withholding. In the event the Guarantor is obligated by law to withhold taxes or other amounts for or on account of levies, imposts, duties, deductions, withholdings or other charges of whatsoever nature, imposed, levied, collected, withheld or assessed by any governmental authority from payments by the Guarantor made hereunder, the obligations of the

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Guarantor under this Continuing Guarantee shall be, and be deemed to be, increased by the amount necessary so that the amounts actually received by the Bank shall be the amounts they would have received had no such withholding been imposed or withheld. The Guarantor will promptly provide the Bank official tax receipts or other evidence of payment of such withholding tax.

8. Representations and Warranties. Guarantor hereby represents and warrants to the Bank that:

(a) Guarantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (iii) is duly qualified as a foreign corporation, limited liability company or partnership and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification;

(b) Guarantor has the power and authority to make, deliver and perform this Continuing Guarantee and the other Loan Documents executed by the Guarantor and has taken all necessary action to authorize the execution, delivery and performance of this Continuing Guarantee and the other Loan Documents executed by the Guarantor. No further vote or consent of its shareholders, partners, managers or members is necessary to authorize the execution, delivery and performance of this Continuing Guarantee and the other Loan Documents executed by the Guarantor. No consent or authorization of, filing with or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Continuing Guarantee and the other Loan Documents executed by the Guarantor. This Continuing Guarantee and the other Loan Documents executed by the Guarantor have been duly executed and delivered on behalf of Guarantor. This Continuing Guarantee and the other Loan Documents executed by the Guarantor constitute legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(c) the execution, delivery and performance of this Continuing Guarantee and the other Loan Documents executed by the Guarantor will not violate any law, rule or regulation or any indenture, contract, agreement, lease or other instrument to which Guarantor is a party and will not result in, or require, the creation or imposition of any Lien on any of its properties or assets;

(d) all of the representations, warranties and covenants made by the Company in the Loan Agreement which pertain or are applicable to Guarantor are true, correct and complete;

(e) all of the representations, warranties and covenants made by the Guarantor in the Loan Documents executed by the Guarantor are true, correct and complete; and

(f) as defined under applicable law, Guarantor is not insolvent and will not be made insolvent by entering into this Continuing Guarantee.

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9. Covenants of the Guarantor. So long as any of the Loan Documents are in full force and effect or any of the Obligations remain unpaid and except as otherwise permitted by the prior written consent of the Bank, the Guarantor hereby covenants that:

(a) the Guarantor shall forthwith notify the Bank of the occurrence of any Default; and

(b) any loan, guarantee and/or advance made by Guarantor to the Company shall be subordinate in rank, payment, preference and priority to the Obligations and Guarantor agrees to execute any documents and agreements which the Bank deems necessary to further evidence this subordination.

10. Waiver of Guarantor. Guarantor hereby waives acceptance and notice of acceptance of this Continuing Guarantee. Guarantor hereby also waives presentment or notice or protest with respect to the Obligations, and demand for payment and notice of default or nonpayment or any other notice of any kind to or upon the Guarantor with respect to the Obligations except for demand pursuant to Section 7 hereof. No amendment or waiver of any provision of the Continuing Guarantee nor consent to any departure by the Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Bank.

11. Additional Guarantees. This Continuing Guarantee is in addition and without prejudice to any guaranties, indemnities or security of any kind (including, without limitation, indemnities and guaranties whether or not in the same form as this instrument) now or hereafter held by the Bank. The Bank shall not be obligated to proceed under any other indemnity, guarantee or security relating to any or all of the Obligations before being entitled to payment under this Continuing Guarantee.

12. Severability. Any provision of this Continuing Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. GOVERNING LAW AND JURISDICTION. THIS CONTINUING GUARANTEE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA.

14. Notices. All notices, demands, and other communications provided for hereunder shall be in writing and shall be provided in the manner specified in the Loan Agreement addressed to Guarantor at the address set forth under the signature of Guarantor herein or such other address as Guarantor may specify in writing to the Bank.

15. No Waiver Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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16. Benefit and Binding Nature. This Continuing Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the irrevocable and final payment in full of the Obligations and all other amounts payable hereunder; (b) be binding upon Guarantor, its successors and assigns, and (c) enure to the benefit of the Bank and its respective successors and assigns and be enforceable by the Bank and its respective successors and assigns.

17. Jurisdiction. The Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any court of the State of Louisiana or any court of the United States of America sitting in the Eastern District of Louisiana, as the Bank may elect, in any suit, action or proceeding arising out of or relating to this Continuing Guarantee or any other Loan Document. Guarantor irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in any such courts. Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which Guarantor may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and Guarantor further irrevocably waives any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Guarantor authorizes the service of process upon Guarantor by registered mail sent to Guarantor at the address set forth under the signature of Guarantor herein or such other address as Guarantor may specify in writing to Bank and in the manner specified in Section 14 hereof. NOTHING HEREIN SHALL AFFECT THE RIGHT OF BANK TO COMMENCE LEGAL PROCEEDINGS OR OTHER WISE PROCEED AGAINST GUARANTOR IN ANY OTHER JURISDICTION. THE GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) IN ANY COURT ARISING ON, OUT OF, OR IN ANY WAY RELATING TO THIS CONTINUING GUARANTEE AND THE OTHER LOAN DOCUMENTS OR ANY AMENDMENT OR SUPPLEMENT HERETO OR THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

IN WITNESS WHEREOF, Guarantor has caused this Continuing Guarantee to be executed by its duly authorized officer as the day and year first written above.

By:

Name:
Title:
Address:

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EXHIBIT F

COMPLIANCE CERTIFICATE AND BORROWING BASE REPORT

Date:

Reference is hereby made to that certain Loan Agreement dated July 19, 2002 by and between Regions Bank and Torch Offshore, Inc. (the “Loan Agreement”). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement. The undersigned Chief Financial Officer of Torch Offshore, Inc. hereby certifies to Bank that the following information is true and correct for the period commencing on                                          and ending on                                         :

A.    RECEIVABLES

1.    Balance at beginning of period:

2.    Plus billings during period:

3.    Less collections during period:

4.    Less write-offs during period:

5.    Total Receivables as of date of this report:

6.    Less ineligible Receivables:

7.    Eligible Receivables:

8.    Receivables Borrowing Base:
        (85% of Eligible Receivable but not
        greater than $10,000,000.00)

B.    AVAILABILITY UNDER RECEIVABLES LINE OF CREDIT

1.    Receivables Borrowing Base (line 8 above):

2.    Less principal balance on outstanding
        Receivables Line of Credit Loans
        as of date of this report:

3.    Less Stated Amount of
        outstanding Letters of Credit:

4.    Availability under Receivables Line of Credit:

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The undersigned further certifies to Bank that as of the date hereof:

(a) all of the representations and warranties contained in the Loan Agreement are true and correct in all material respects as if made on and as of the date hereof;

(b) no violation or breach of any of the covenants, obligations and agreements contained in the Loan Documents has occurred and is continuing;

(c) no Default or Event of Default has occurred and is continuing; and

(d) the Loan Agreement remains in full force and effect, binding upon Borrower and enforceable against Borrower in accordance with its terms.

TORCH OFFSHORE, INC.

By:

Its: Chief Financial Officer

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EXHIBIT G

COMPLIANCE CERTIFICATE

Date:

Reference is hereby made to that certain Loan Agreement dated July 19, 2002 by and between Regions Bank and Torch Offshore, Inc. (the “Loan Agreement”). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement. The undersigned Chief Financial Officer of Torch Offshore, Inc. hereby certifies to Bank that as of the date hereof:

(a)    all of the representations and warranties contained in the Loan Agreement are true and correct in all material respects as if made on and as of the date hereof;

(b)    no violation or breach of any of the covenants, obligations and agreements contained in the Loan Documents has occurred and is continuing;

(c)    no Default or Event of Default has occurred and is continuing;

(d)    the Loan Agreement remains in full force and effect, binding upon Borrower and enforceable against Borrower in accordance with its terms;

(e)    the financial statements of Borrower and its consolidated Subsidiaries delivered to you with this certificate are true, correct and complete, present fairly the financial information of the Borrower and have been prepared in accordance with GAAP; and

(f)    the financial data and computations set forth in Schedule A to this certificate for determining compliance with the financial covenants contained in the Loan Agreement are true, correct and complete for Borrower and its consolidated Subsidiaries.

TORCH OFFSHORE, INC.

By:

Its: Chief Financial Officer

SCHEDULE 5.01(l)

SUBSIDIARIES

Torch Offshore, L.L.C., a Delaware limited liability company

Torch Express, L.L.C., a Louisiana limited liability company

SCHEDULE 5.01(m)

RESTRICTED INVESTMENTS

None